IN THE UNITED STATES BANKRUPTCY COURTFOR
THE DISTRICT OF DELAWARE

In re:	Chapter 11
MET-COIL SYSTEMS CORPORATION,
Debtor.	Case No. 03-12676 (MFW) )

   CHAPTER 11 PLAN OF REORGANIZATION PROPOSED BY MET-COIL SYSTEMS CORPORATION AND MESTEK, INC., AS CO-PROPONENTS

DATED: November 5, 2003

GOLDBERG KOHN BELL BLACK ROSENBLOOM and MORITZ, LTD	GREENBERG TRAURIG, P.C.
Ronald Barliant	Keith J. Shapiro
Gerald F. Munitz	Nancy A. Peterman
Kathryn A. Pamenter	Nancy A. Mitchell
55 East Monroe Street, Suite 3700	77 West Wacker Drive, Suite 2500
Chicago, IL 60603	Chicago, IL 60601
Telephone: (312) 201-4000	Telephone: (312) 456-8400
Facsimile: (312) 332-2196	Facsimile: (312) 456-8435

- and -	- and -

MORRIS, NICHOLS, ARSHT and TUNNELL	GREENBERG TRAURIG, LLP
Eric D. Schwartz (No. 3134)	Scott D. Cousins (No. 3079)
1201 North Market Street	The Brandywine Building
Wilmington, DE 19899-1347	1000 West Street, Suite 1540
Telephone: (302) 658-9200	Wilmington, Delaware 19801
Facsimile: (302) 658-3989	Telephone: (302) 661-7000
Facsimile: (302) 661-7360
Attorneys for Mestek, Inc.

Attorneys for the Debtor and Debtor-in-Possession

THE DISCLOSURE STATEMENT WITH RESPECT TO THIS PLAN HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT FOR CIRCULATION TO ALL CREDITORS AND INTEREST HOLDERS OR FOR THE USE IN SOLICITATION OF VOTES

-vii-

Chapter 11 Plan of Reorganization

TABLE OF CONTENTS

Page

Page
ARTICLE I DEFINITIONS, INTERPRETATION AND EXHIBITS	1
Section 1.01 Section 1.02 Section 1.03 Section 1.04	Definitions Rules of Interpretation Time Computations Exhibits	1 1 2 2
ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS	2
Section 2.01 Section 2.02 Section 2.03 Section 2.04 Section 2.05	Generally Unclassified Claims Unimpaired Class Impaired Classes Entitled to Vote Impaired Classes Deemed to Reject	2 2 2 3 4
ARTICLE III PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND INTERESTS	4
Section 3.01

Section 3.02

Section 3.03

Section 3.04

Section 3.05

Section 3.06

Section 3.07

Section 3.08

Section 3.09

Section 3.10

Section 3.11

Section 3.12

Section 3.13

Section 3.14

Section 3.15

Section 3.16

Section 3.17

Section 3.18

Section 3.19
Satisfaction of Claims and Interests

Administrative Claims

Priority Tax Claims

Class 1 Claims (Priority Non-Tax Claims)

Class 2 Claims (DIP Claims)

Class 3.1 Claims (Miscellaneous Secured Claims)

Class 3.2 Claims (Mestek Prepetition Secured Claims)

Class 4.1 Claims (General Unsecured Claims)

Class 4.2 Claims (Convenience Claims)

Class 4.3 Claims (Mestek Unsecured Claims)

Class 4.4 Claims (Honeywell Claims)

Class 5.1 Claims (Mejdrech Claims)

Class 5.2 Claims (DeVane Claims)

Class 5.3 Claims (Unasserted TCE Personal Injury Claims)

Class 6.1 Claims (Schreiber Claim)

Class 6.2 Claims (Personal Injury Claims)

Class 6.3 Claims (Unasserted TCE Personal Injury Claims)

Class 7 Claims (Non-Compensatory Damage Claims)

Class 8 Interests
4 4 5 5 6 6 6 6 7 7 7 8 8 8 9 9 9 10 10
ARTICLE IV DISTRIBUTIONS UNDER THE PLAN	10
Section 4.01 Section 4.02 Section 4.03 Section 4.04 Section 4.05 Section 4.06 Section 4.07 Section 4.08 Section 4.09 Section 4.10 Section 4.11 Section 4.12	Timing and Delivery of Distributions

Method of Cash Distributions

Failure to Negotiate Checks

Unclaimed Property

Fractional Dollars

Compliance With Tax Requirements

De Minimis Distributions

Setoffs

Documentation Necessary to Release Liens

Allocation Between Principal and Accrued Interest

Distribution Record Date

Funding of Distribution Reserves Under the Plan for Allowed General Unsecured Claims
10 10 11 11 11 11 12 12 12 12 12 13
ARTICLE V ACCEPTANCE OR REJECTION OF THE PLAN; CRAMDOWN	13
Section 5.01 Section 5.02	One Vote Per Holder Cramdown	13 13
ARTICLE VI EXECUTORY CONTRACTS AND UNEXPIRED LEASES	13
Section 6.01 Section 6.02 Section 6.03 Section 6.04 Section 6.05 Section 6.06 Section 6.07 Section 6.08 Section 6.09 Section 6.10 Section 6.11	Treatment of Executory Contracts and Unexpired Leases

Cure of Defaults for Assumed Contracts and Leases

Resolution of Objections to Assumption of Executory Contracts and UnexpiredLeases; Cure Payments

Claims for Rejection Damages

Objections to and Treatment of Rejection Claims

Indemnification Obligations

Assumed Insurance Policies and Contributor Settlement Agreements

Continuation or Termination of Certain Employee Benefits

Retiree Benefits

Collective Bargaining Agreements

Met-Coil Pension Plan
13 14 14 15 16 16 16 16 17 17 17
ARTICLE VII MEANS FOR IMPLEMENTATION OF THE PLAN	17
Section 7.01

Section 7.02

Section 7.03

Section 7.04

Section 7.05

Section 7.06

Section 7.07

Section 7.08

Section 7.09

Section 7.10

Section 7.11

Section 7.12

Section 7.13

Section 7.14

Section 7.15

Section 7.16

Section 7.17

Section 7.18

Section 7.19
Protocol with Respect to Alternative Restructuring Transactions

Authorization to Effectuate the Restructuring Transactions or the Alternative Restructuring Transactions

Authorization Necessary to Effectuate the TCE Trust and Related Releases, Discharges and TCE Channeling Injunctions

Reservation of Rights

Rights Against Non-Debtors Under Environmental Laws

Disallowed Claims and Disallowed Interests

No Successor Liability

No Liability to Mestek

Preservation of Insurance Claims and Contribution Actions/Claims

Transfer of Insurance Proceeds and Assignment of Contribution Actions to Mestek.

Institution and Maintenance of Legal and Other Proceedings

Avoidance Actions

Recovery Actions

Operations Between the Confirmation Date and the Effective Date

Intentionally Omitted

Guaranty of Environmental Claims Against the Debtor

Environmental Claims

Comprehensive Settlement of Claims and Controversies

Vesting of Assets in the Reorganized Debtor
17 22 23 29 30 30 30 30 31 31 32 32 32 32 32 32 33 33 33
ARTICLE VIII THE TCE TRUST	34
Section 8.01 Section 8.02 Section 8.03 Section 8.04 Section 8.05 Section 8.06 Section 8.07 Section 8.08 Section 8.09	Establishment and Purpose of the TCE Trust

Receipt and Vesting of Trust Assets in the TCE Trust

Assumption of Certain Liabilities by the TCE Trust and the Reorganized Debtor

Discharge of Liabilities to Holders of TCE Claims

Excess TCE Trust Assets

Trust Expenses

Selection of the Initial Trustee

Advising the TCE Trust

Books and Records with Respect to TCE Claims
34 34 35 35 35 35 35 36 36
ARTICLE IX IMPROVISIONS FOR TREATMENT OF NON-TCE DISPUTED CLAIMS	36
Section 9.01 Section 9.02 Section 9.03 Section 9.04 Section 9.05 Section 9.06	Objections to Claims and Interests

Amendments to Claims and Requests for Payment of Administrative Claims; Claim Filed After the Bar Dates

No Payment or Distribution Pending Allowance

Disputed Distribution

Estimation

Resolution of Disputed Claims and Interests
36 37 37 38 38 38
ARTICLE X BAR DATES FOR CLAIMS, INCLUDING ADMINISTRATIVE CLAIMS AND PROFESSIONAL CLAIMS	39
Section 10.01 Section 10.02 Section 10.03	Bar Date for Certain Claims Bar Date for Certain Administrative Claims Bar Date for Professionals	39 39 39
ARTICLE XI CONDITIONS TO CONFIRMATION AND CONSUMMATION OF THE PLAN	40
Section 11.01 Section 11.02 Section 11.03	Conditions to Confirmation Conditions to Effective Date Waiver of Conditions to Consummation	40 42 43
ARTICLE XII EFFECTS OF CONFIRMATION	43
Section 12.01 Section 12.02 Section 12.03 Section 12.04 Section 12.05 Section 12.06 Section 12.07 Section 12.08 Section 12.09	Injunction

Exculpation

Obligation to Defend Exculpated Persons

Discharge of Claims and Interests

Other Documents and Actions

Term of Injunctions or Stays

Preservation of Insurance

Guaranties

Waiver of Subordination Rights
43 43 44 44 44 45 45 45 45
ARTICLE XIII RETENTION OF JURISDICTION	45
Section 13.01 Section 13.02 Section 13.03	Exclusive Jurisdiction of Bankruptcy Court Non-Exclusive Jurisdiction of Bankruptcy Court Failure of Bankruptcy Court to Exercise Jurisdiction	45 48 49
ARTICLE XIV MISCELLANEOUS PROVISIONS	49
Section 14.01

Section 14.02

Section 14.03

Section 14.04

Section 14.05

Section 14.06

Section 14.07

Section 14.08

Section 14.09

Section 14.10

Section 14.11

Section 14.12

Section 14.13

Section 14.14

Section 14.15

Section 14.16

Section 14.17

Section 14.18

Section 14.19

Section 14.20

Section 14.21

Section 14.22
Binding Effect of Plan

Withdrawal or Revocation of the Plan

Modification of the Plan

Final Order

Business Days

Severability

Governing Law

Payment of Statutory Fees

Notices

Filing of Additional Documents

Intentionally Omitted

No Interest

No Attorneys' Fees

Defenses with Respect to Unimpaired Claims

No Injunctive Relief

No Admissions

Entire Agreement

Waiver

Plan Supplement

Waiver of Automatic Stay to Enforce Judgment

Section 1146 Exemption

Dissolution of Committees
49 49 49 50 50 50 50 50 51 52 52 52 53 53 53 53 53 53 53 54 54 54

PLAN EXHIBITS

Exhibit 1 Glossary of Terms

Exhibit 2: List of Executory Contracts and Unexpired Leases to be Assumed by the Reorganized Debtor Exhibit 3: Benefits Plans to be Assumed by the Reorganized Debtor Exhibit 4: Collective Bargaining Agreements to be Assumed by the Reorganized Debtor

Exhibit 5: Schedule of Settling Insurers and Settling Potentially Responsible Parties

Exhibit 6 Schedule of Indemnification Agreements for Section 6.06 of the Plan

Exhibit 7: Form of Insurance Recovery and Contribution Action Assignment

Exhibit 8: TCE Trust Agreement

INTRODUCTION

        The Debtor and Mestek propose this Plan, dated November 5, 2003, under chapter 11 of the Bankruptcy Code.

        For a discussion of the Debtor’s history, business, and property, and for a summary and analysis of the Plan and related matters, reference should be made to the Disclosure Statement that the Debtor and Mestek filed with the Bankruptcy Court. The Debtor and Mestek are “joint proponents of the Plan” within the meaning of section 1129 of the Bankruptcy Code.

        ALL CLAIMHOLDERS AND INTERESTHOLDERS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, BANKRUPTCY RULE 3019, AND IN THE PLAN, THE DEBTOR AND MESTEK RESERVE THE RIGHT TO ALTER, AMEND OR MODIFY THE PLAN, OR ANY PART THEREOF, PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

ARTICLE I

DEFINITIONS, INTERPRETATION AND EXHIBITS

        Section 1.01 Definitions.

        Unless the context requires otherwise, capitalized terms used herein without definition shall have the meanings ascribed to them in the Glossary of Terms attached as Exhibit 1 hereto and incorporated herein by reference (the “Glossary of Terms”). Any term used in the Plan that is not defined in the Plan, either in the Glossary of Terms or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning ascribed to such term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules (with the Bankruptcy Code controlling in the case of a conflict or ambiguity). Without limiting the preceding sentence, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan.

        Section 1.02 Rules of Interpretation.

        Whenever appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular paragraph, subparagraph, or clause contained in the Plan. The words “includes” and “including” are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. The captions and headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Without limiting the preceding sentence, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan.

        Section 1.03 Time Computations.

        In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall govern.

        Section 1.04 Exhibits.

        All exhibits to the Plan, including the Glossary of Terms, are incorporated into and are a part of the Plan as if set forth in full herein, regardless of when Filed. All references to “the Plan” shall be construed, where applicable, to include references to this document and all of its exhibits, appendices, schedules and annexes (and any amendments thereto made in accordance with the Bankruptcy Code). To the extent that the description of any exhibit, appendix, schedule or annex, to the Plan is inconsistent with the actual terms or conditions of such exhibit, appendix, schedule or annex, the terms and conditions of the exhibit, appendix, schedule or annex, shall control.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

        Section 2.01 Generally.

        Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent such Claim or Interest qualifies within the description of that different Class. A Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class, and such Claim or Interest has not been paid, released, settled or otherwise satisfied prior to the Effective Date.

        Section 2.02 Unclassified Claims.

        In accordance with sections 1123(a)(1) and 1129(a)(9) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are excluded from the Classes designated in this Article II of the Plan. The treatment accorded Unclassified Claims is set forth in Article III of the Plan. The Unclassified Claims are Unimpaired, and the holders of such Claims are not entitled to vote on the Plan.

        Section 2.03 Unimpaired Class.

        The Plan classifies the following Unimpaired Claims that are not entitled to vote on the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Claimholder in the following Classes is conclusively presumed to have accepted the Plan in respect of such Claims:

(a)	Class 1 Claims shall consist of all Priority Non-Tax Claims (“Class 1 Claims”); and

(b)	Class 2 Claims shall consist of the DIP Claims (“Class 2 Claims”).

        Section 2.04 Impaired Classes Entitled to Vote.

        For the purpose of voting and all Confirmation matters, the Plan classifies certain Claims and Interests as Impaired Claims under the Plan. Such Impaired Claims and Interests against the Debtor are classified as follows, and all Claimholders in the following Classes are entitled to vote on the Plan:

(a)	Class 3.1 Claims shall consist of all Miscellaneous Secured Claims (“Class 3.1 Claims”).

(b)	Class 3.2 Claims shall consist of the Mestek Prepetition Secured Claims (“Class 3.2 Claims”).

(c)	Class 4.1 Claims shall consist of all General Unsecured Claims other than Claims for Non-Compensatory Damages (“Class 4.1 Claims”).

(d)	Class 4.2 Claims shall consist of all Convenience Claims other than Claims for Non-Compensatory Damages (“Class 4.2 Claims”).

(e)	Class 4.3. Claims shall consist of all Mestek Unsecured Claims (“Class 4.3 Claims”).

(f)	Class 4.4 Claims shall consist of all Honeywell Claims (“Class 4.4 Claims”).

(g)	Class 5.1 Claims shall consist of all TCE Property Damage Claims other than Claims for Non-Compensatory Damages arising in connection with the Mejdrech Litigation (“Class 5.1 Claims”).

(h)	Class 5.2 Claims shall consist of all TCE Property Damage Claims other than Claims for Non-Compensatory Damages arising in connection with the DeVane Action (“Class 5.2 Claims”).

(i)	Class 5.3 Claims shall consist of all Unasserted TCE Property Damage Claims other than Claims for Non-Compensatory Damages (“Class 5.3 Claims”).

(j)	Class 6.1 Claims consist of all TCE Personal Injury Claims other than Claims for Non-Compensatory Damages arising in connection with the Schreiber Litigation (the “Class 6.1 Claims”).

(k)

Class 6.2 Claims consist of all TCE Personal Injury Claims other than Claims for Non-Compensatory Damages arising in connection with the Personal Injury Actions (the “Class 6.2 Claims”). Class 6.2 Claims do not include any Non-Compensatory Damages.

(l)	Class 6.3 Claims consist of all Unasserted TCE Personal Injury Claims other than Claims for Non-Compensatory Damages (“Class 6.3 Claims”).

Section 2.05 Impaired Classes Deemed to Reject.

        The Plan classifies the following Impaired Claims and Interests that are not entitled to vote on the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, each Claimholder and Interestholder in the following Classes is conclusively presumed to have rejected the Plan in respect of such Claims or Interests:

(a)	Class 7 Claims shall consist of Non-Compensatory Damages Claims arising in connection with the Illinois Actions or otherwise (“Class 7 Claims”).

(b)	Class 8 Interests shall consist of Formtek’s Interests in the Debtor (“Class 8 Interests”).

ARTICLE III

PROVISIONS FOR TREATMENT OFCLASSES
OF CLAIMS AND INTERESTS

Section 3.01 Satisfaction of Claims and Interests.

        The treatment of and consideration to be received by holders of Allowed Claims or Allowed Interests pursuant to this Article III and the Plan shall be in full satisfaction, settlement, release, extinguishment and discharge of their respective Claims against or Interests in the Debtor and the Estate, except as otherwise provided in the Plan or the Confirmation Order. The holders of Liens satisfied, discharged and released under the Plan shall execute any and all documentation reasonably requested by the Debtor or the Reorganized Debtor evidencing the satisfaction, discharge and release of such Liens.

Section 3.02 Administrative Claims.

        Administrative Claims are Unimpaired. Unless otherwise provided for herein, each holder of an Allowed Administrative Claim shall receive either (A) an amount equal to the unpaid amount of such Allowed Claim in Cash commencing on the later of (i) the Effective Date, (ii) the date that is ten (10) Business Days after such Claim becomes an Allowed Administrative Claim by a Final Order and (iii) a date agreed to by the Claimholder and either the Debtor or the Reorganized Debtor; or (B) such other treatment (x) as may be agreed upon in writing by the Claimholder and the Debtor or the Reorganized Debtor or (y) as the Bankruptcy Court has ordered or may order. Notwithstanding the foregoing, Allowed Administrative Claims representing (a) liabilities, accounts payable or other Claims, liabilities or obligations incurred in the ordinary course of business of the Debtor consistent with past practices subsequent to the Petition Date and (b) contractual liabilities arising under loans or advances to the Debtor, whether or not incurred in the ordinary course of business of the Debtor subsequent to the Petition Date, shall be paid or performed by the Debtor or the Reorganized Debtor in accordance with the terms and conditions of the particular transactions relating to such liabilities and any agreements relating thereto; provided, that, notwithstanding any contract provision or applicable law, or otherwise, that entitles a holder of an Allowed Administrative Claim to postpetition interest, no Allowed Administrative Claim shall receive postpetition interest on account of such Claim.

Section 3.03 Priority Tax Claims.

        Priority Tax Claims are Unimpaired. Each holder of an Allowed Priority Tax Claim shall receive, at the sole discretion of the Debtor or the Reorganized Debtor, and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (A) an amount equal to the unpaid amount of such Allowed Claim in Cash commencing on the later of (i) the Effective Date, (ii) the date that is ten (10) Business Days after such Claim becomes an Allowed Priority Tax Claim by a Final Order and (iii) a date agreed to by the Claimholder and either the Debtor or the Reorganized Debtor; (B) as provided in section 1129(a)(9)(C) of the Bankruptcy Code, Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date, with the final installment payable not later than the sixth (6th) anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest (payable in arrears) on the unpaid portion thereof at the Tax Rate from the Effective Date through the date of payment thereof; or (C) such other treatment as to which the Debtor and such Claimholder shall have agreed on in writing or the Bankruptcy Court has ordered or may order; provided, however, that the Debtor reserves the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

Section 3.04 Class 1 Claims (Priority Non-Tax Claims).

        Priority Non-Tax Claims are Unimpaired. Unless otherwise provided for herein, each holder of an Allowed Priority Non-Tax Claim shall receive either (A) an amount equal to the unpaid amount of such Allowed Claim in Cash commencing on the later of (i) the Effective Date, (ii) the date that is ten (10) Business Days after such Claim becomes an Allowed Priority Non-Tax Claim, by a Final Order and (iii) a date agreed to by the Claimholder and either the Debtor or the Reorganized Debtor; or (B) such other treatment (x) as may be agreed upon in writing by the Claimholder and the Debtor or the Reorganized Debtor or (y) as the Bankruptcy Court has ordered or may order.

Section 3.05 Class 2 Claims (DIP Claims).

        DIP Claims are Unimpaired. The Class 2 Claims shall be Allowed in an amount equal to the principal amount plus accrued and unpaid interest, costs and attorneys’ fees and expenses through the day immediately prior to the Effective Date and paid in full, in Cash, on the Effective Date in accordance with the DIP Order and the DIP Loan Agreement.

Section 3.06 Class 3.1 Claims (Miscellaneous Secured Claims).

        Class 3.1 Claims are Impaired. On or as soon as practicable after the Effective Date, each holder of an Allowed Class 3.1 Claim shall receive, at the option of and in the sole discretion of the Debtor or the Reorganized Debtor, one of the three following forms of treatment:

(a)

an amount equal to the unpaid amount of such Allowed Claim in Cash commencing on the later of (i) the Effective Date or (ii) the date that is ten (10) Business Days after such Claim becomes an Allowed Class 3.1 Claim by a Final Order; or

(b)

the Reorganized Debtor shall abandon the Property that secures the Allowed Class 3.1 Claim to the Claimholder on or as soon as practicable after the later of (i) the Effective Date or (ii) the date that is ten (10) Business Days after the date on which such Claim becomes an Allowed Class 3.1 Claim by a Final Order; or

(c)	such other treatment as the holder and the Debtor or the Reorganized Debtor shall have agreed upon in writing.

Section 3.07 Class 3.2 Claims (Mestek Prepetition Secured Claims).

        Class 3.2 Claims are Impaired. The Class 3.2 Claims shall be Allowed in the principal amount outstanding as of the day immediately prior to the Effective Date plus accrued and unpaid interest, costs and attorneys’ fees and expenses through the day immediately prior to the Effective Date. In the event that Mestek is the Winning Plan Sponsor, on the Effective Date, Mestek will contribute the Allowed Amount of its Class 3.2 Claim to the capital of the Reorganized Debtor as part of the Capital Contribution. In the event that Mestek is not the Winning Plan Sponsor, the Reorganized Debtor shall pay Mestek the amount of its Allowed Class 3.2 Claim in full, in Cash, on the Effective Date.

Section 3.08 Class 4.1 Claims (General Unsecured Claims).

        Class 4.1 Claims are Impaired. Each holder of an Allowed Class 4.1 Claim shall receive payment of such Claimholder’s Pro Rata Share of the Unsecured Claims Distribution Fund in the aggregate amount up to, but not exceeding, the Unsecured Claims Distribution Cap as soon as practicable following the Effective Date. Notwithstanding the foregoing, to the extent that there is any Insurance Policy available to pay Allowed General Unsecured Claims, such Claimholders shall first seek payment from the Insurance Policy and to the extent such Claim is not paid in full from such Insurance Policy, the balance of such Allowed General Unsecured Claim shall be paid in accordance with this Section 3.08.

Section 3.09 Class 4.2 Claims (Convenience Claims).

        Claims 4.2 Claims are Impaired. All Allowed Convenience Claims shall be paid in Cash, in full (without interest), as soon as practicable after the Effective Date. All Claims that would otherwise be Allowed Class 4.2 Claims of a single holder will be aggregated and treated as a single Allowed Class 4.2 Claim.

Section 3.10 Class 4.3 Claims (Mestek Unsecured Claims).

        Claims 4.3 Claims are Impaired. In the event that Mestek is the Winning Plan Sponsor, on the Effective Date, Mestek shall contribute to the capital of the Reorganized Debtor as part of the Capital Contribution all of its Allowed Class 4.3 Claim and shall not receive or retain any property under the Plan on account of such Class 4.3 Claims. In the event that Mestek is not the Winning Plan Sponsor, Mestek’s Allowed Class 4.3 Claims shall be treated as Class 4.1 Claims and $2 million of the distribution with respect to such Claims shall be contributed to the TCE Trust Distribution Fund in exchange for the TCE Channeling Injunctions with Mestek receiving the balance of any distribution on such Claims.

Section 3.11 Class 4.4 Claims (Honeywell Claims).

        Class 4.4 Claims are Impaired. The treatment of the Class 4.4 Claims shall be one of the following three options, as selected by Honeywell and consented to by the Debtor and Mestek:

(a)

if Honeywell makes the Honeywell TCE Trust Contribution, waives the Honeywell Claims, voids the Honeywell Indemnification Agreement and votes to accept the Plan, Honeywell shall receive in respect of its Class 4.4 Claims, the TCE Channeling Injunction;

(b)

if Honeywell fails to make the Honeywell Trust Contribution, refuses to waive the Honeywell Claims, refuses to void the Honeywell Indemnification Agreement or votes to reject the Plan, Honeywell shall not receive the TCE Channeling Injunction, and the Debtor shall pursue an adversary proceeding against Honeywell seeking subordination of the Class 4.4 Claims which, if successful, will result in Honeywell receiving no distribution under the Plan; or

(c)

if Honeywell fails to make the Honeywell Trust Contribution, refuses to waive the Honeywell Claims, refuses to void the Honeywell Indemnification Agreement or votes to reject the Plan AND if the Bankruptcy Court rules in favor of Honeywell in the adversary proceeding described in subsection (b) herein, Honeywell shall not receive the TCE Channeling Injunction, but Allowed Honeywell Claims shall be treated as Class 4.1 Claims hereunder.

Section 3.12 Class 5.1 Claims (Mejdrech Claims).

        Class 5.1 Claims are Impaired. The Class 5.1 Claims shall be Allowed in the amount of $12,500,000. On the Effective Date, the Reorganized Debtor shall escrow the Allowed Amount of the Class 5.1 Claims in full, in Cash, and such monies will be distributed in accordance with an order of the Illinois District Court. Each holder of a Class 5.1 Claim shall be deemed to have assigned to the Reorganized Debtor its entire interest in any Direct Action, and the Reorganized Debtor shall be deemed such Claimholder’s sole attorney in fact, as may be appropriate, to prosecute at the Reorganized Debtor’s sole discretion, any Direct Action.

Section 3.13 Class 5.2 Claims (DeVane Claims).

        Class 5.2 Claims are Impaired. The Class 5.2 Claims shall be Allowed in the aggregate amount of $__________, and such amount shall be paid in Cash pro rata to the Class 5.2 Claimholders by the Reorganized Debtor on the Effective Date; provided, that each holder of a Class 5.2 Claim elects on a timely-filed Ballot to accept such Claimholder’s treatment under the Plan as a Class 5.2 Claimholder. Each holder of a Class 5.2 Claim accepting its treatment under the Plan shall be deemed to have assigned to the Reorganized Debtor its entire interest in any Direct Action, and the Reorganized Debtor shall be deemed such Claimholder’s sole attorney in fact, as may be appropriate, to prosecute at the Reorganized Debtor’s sole discretion, any Direct Action.

        If the election in the foregoing paragraph is not fully satisfied, then on the Effective Date, the liability for all Class 5.2 Claims shall be automatically and without further act or deed assumed by the TCE Trust (as described in Article VIII herein). The sole recourse of the holder of Class 5.2 Claim shall be the TCE Trust, and, in accordance with the TCE Channeling Injunctions, such Claimholder shall have no right whatsoever at any time to assert its Claims against any Protected Party. Distributions on the Allowed Amounts of Class 5.2 Claims shall be determined and paid by the TCE Trust pursuant to and in accordance with Section 3.14 of the Plan and the Claims Resolution Procedures. Each holder of a Class 5.2 Claim under the Plan shall be deemed to have assigned to the Reorganized Debtor its entire interest in any Direct Action, and the Reorganized Debtor shall be deemed such Claimholder’s sole attorney in fact, as may be appropriate, to prosecute at the Reorganized Debtor’s sole discretion, any Direct Action.

Section 3.14 Class 5.3 Claims (Unasserted TCE Personal Injury Claims).

        Class 5.3 Claims are Impaired. On the Effective Date, all Class 5.3 Claims shall be automatically and without further act or deed assumed by the TCE Trust (as described in Article VIII herein). The sole recourse of the holder of a Class 5.3 Claim shall be the TCE Trust, and, in accordance with the TCE Channeling Injunction, such Claimholder shall have no right whatsoever at any time to assert its Claims against any Protected Party. Distributions on the Allowed Amounts of Class 5.3 Claims shall be determined and paid by the TCE Trust pursuant to and in accordance with Section 3.14 of the Plan and the Claims Resolution Procedures. Each holder of a Class 5.3 Claim shall be deemed to have assigned to the Reorganized Debtor its entire interest in any Direct Action, and the Reorganized Debtor shall be deemed such Claimholder’s sole attorney in fact, as may be appropriate, to prosecute at the Reorganized Debtor’s sole discretion, any Direct Action.

Section 3.15 Class 6.1 Claims (Schreiber Claim).

        Class 6.1 Claims are Impaired. The Class 6.1 Claims shall be Allowed in the amount of $6,000,000. On the Effective Date, the Reorganized Debtor shall pay the Allowed Amount of the Class 6.1 Claims in full, in Cash. Each holder of a Class 6.1 Claim accepting its treatment under the Plan shall be deemed to have assigned to the Reorganized Debtor its entire interest in any Direct Action, and the Reorganized Debtor shall be deemed such Claimholder’s sole attorney in fact, as may be appropriate, to prosecute at the Reorganized Debtor’s sole discretion, any Direct Action.

Section 3.16 Class 6.2 Claims (Personal Injury Claims).

        Class 6.2 Claims are Impaired. The Class 6.2 Claims shall be Allowed in the amount of $__________ each, and such amount shall be paid by the Reorganized Debtor to each Class 6.2 Claimholder in full, in Cash, on the Effective Date; provided, however that such Class 6.2 Claimholder elects on a timely-filed Ballot to accept such Claimholder’s treatment under the Plan as a Class 6.2 Claimholder. Each holder of a Class 6.2 Claim accepting its treatment under the Plan shall be deemed to have assigned to the Reorganized Debtor its entire interest in any Direct Action, and the Reorganized Debtor shall be deemed such Claimholder’s sole attorney in fact, as may be appropriate, to prosecute at the Reorganized Debtor’s sole discretion, any Direct Action.

        If the election of the foregoing paragraph is not fully satisfied, then on the Effective Date, all Class 6.2 Claims shall be automatically and without further act or deed assumed by the TCE Trust. The sole recourse of the Class 6.2 Claimholder shall be the TCE Trust, and, in accordance with the TCE Channeling Injunction, such Claimholder shall have no right whatsoever at any time to assert its Claims against any Protected Party. Distributions on the Allowed Amounts of Class 6.2 Claims shall be determined and paid by the TCE Trust pursuant to and in accordance with Section 3.17 of the Plan and the Claims Resolution Procedures. Each holder of a Class 6.2 Claim under the Plan shall be deemed to have assigned to the Reorganized Debtor its entire interest in any Direct Action, and the Reorganized Debtor shall be deemed such Claimholder’s sole attorney in fact, as may be appropriate, to prosecute at the Reorganized Debtor’s sole discretion, any Direct Action.

Section 3.17 Class 6.3 Claims (Unasserted TCE Personal Injury Claims).

        Class 6.3 Claims are Impaired. On the Effective Date, all Class 6.3 Claims shall be automatically and without further act or deed assumed by the TCE Trust. The sole recourse of the holder of a Class 6.3 Claim shall be the TCE Trust, and, in accordance with the TCE Channeling Injunction, such Claimholder shall have no right whatsoever at any time to assert its Claims against any Protected Party. Each holder of a Class 6.3 Claim shall be deemed to have assigned to the Reorganized Debtor its entire interest in any Direct Action, and the Reorganized Debtor shall be deemed such Claimholder’s sole attorney in fact, as may be appropriate, to prosecute at the Reorganized Debtor’s sole discretion, any Direct Action. Distributions on the Allowed Amounts of Class 6.3 Claims shall be determined and paid by the TCE Trust pursuant to and in accordance with this Section 3.17 of the Plan and the Claims Resolution Procedures.

Section 3.18 Class 7 Claims (Non-Compensatory Damage Claims).

        Class 7 Claims are Impaired. The Class 7 Claimholders shall receive no distribution retain no rights to Property under the Plan on account of such Claims.

Section 3.19 Class 8 Interests (Formtek Interests).

        Class 8 Interests are Impaired. Holders of Class 8 Interests will receive no distribution and retain no rights or Property on account of their Class 8 Interests. Class 8 Interests shall be cancelled and extinguished on the Effective Date.

ARTICLE IV

DISTRIBUTIONS UNDER THE PLAN

Section 4.01 Timing and Delivery of Distributions.

        The Reorganized Debtor will make an initial distribution of Property to all Allowed Non-TCE Claimholders in accordance with Article III of the Plan or as soon as practicable after the Effective Date. Subsequent distributions to the Allowed Non-TCE Claimholders may be made from time to time on the next succeeding Distribution Date in the reasonable discretion of the Reorganized Debtor. If a Claim is not an Allowed Non-TCE Claim as of the applicable Distribution Date, distributions will be made only if and when the Non-TCE Claim is Allowed and in accordance with Article IX of the Plan, and with respect to the cure of defaults for assumed executory contracts and unexpired leases, Section 6.03 of the Plan. Unless otherwise set forth herein, distributions shall only be made to Allowed Non-TCE Claimholders on a Distribution Date.

        The Disbursing Agent will make distributions to holders of Allowed Non-TCE Claims at the addresses set forth on the Proofs of Claim, if any, Filed by such Claimholders or at the last known addresses of such Claimholders. If any such Claimholder’s distribution is returned as undeliverable, no further distribution will be made to such Claimholder unless and until the Disbursing Agent is notified of such Claimholder’s then current address, at which time all missed distributions will be made to such Claimholder, without interest.

Section 4.02 Method of Cash Distributions.

        Any Cash payment to be made pursuant to the Plan may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of and in the sole discretion of the Disbursing Agent.

Section 4.03 Failure to Negotiate Checks.

        Checks issued in respect of distributions under the Plan shall be null and void if not negotiated within sixty (60) days after the date of issuance. The Reorganized Debtor shall hold any amounts returned to the Disbursing Agent in respect of such non-negotiated checks. The holder of an Allowed Non-TCE Claim with respect to which such check originally was issued shall make requests for reissuance for any such check directly to the Reorganized Debtor. All amounts represented by any voided check will be held until the later of one (1) year after (x) the Effective Date or (y) the date that a particular Claim is Allowed, and all requests for reissuance by the holder of the Allowed Non-TCE Claim in respect of a voided check are required to be made prior to such date. Thereafter, all such amounts shall be deemed to be Unclaimed Property, in accordance with Section 4.04 of the Plan, and all Claims in respect of void checks and the underlying distributions shall be forever barred, estopped and enjoined from assertion in any manner against the Debtor, the Reorganized Debtor or their respective Property.

Section 4.04 Unclaimed Property.

        All Property distributed on account of Claims must be claimed within the later of one (1) year after (x) the Effective Date or (y) the date such distribution is made to such Claimholder or, in the case of a distribution made in the form of a check, must be negotiated and a request for reissuance be made as provided for in Section 4.03 of the Plan. All full or partial payments made by the Disbursing Agent and received by the Claimholder prior to the Effective Date will be deemed to be payments under the Plan for purposes of satisfying the obligations of the Debtor pursuant to the Plan. Nothing contained in the Plan shall require the Debtor, the Reorganized Debtor or the Disbursing Agent to attempt to locate any holder of an Allowed Non-TCE Claim other than by reviewing the records of the Debtor. Pursuant to section 1143 of the Bankruptcy Code, all Claims in respect of Unclaimed Property shall be deemed Disallowed and the holder of any Claim Disallowed in accordance with this Section 4.04 will be forever barred, estopped and enjoined from assertion in any manner against the Debtor, the Reorganized Debtor or their respective Property. All unclaimed Property shall revert to the TCE Trust if it arises from Class 5.2 Claims (if applicable), Class 5.3 Claims, Class 6.2 Claims (if applicable), Class 6.3 Claims, and otherwise shall revert to Mestek.

Section 4.05 Fractional Dollars.

        Notwithstanding any other provision of the Plan, Cash distributions of fractions of dollars will not be made; rather, whenever any payment of a fraction of a dollar would be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. To the extent that Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as unclaimed Property pursuant to Section 4.04 of this Plan.

Section 4.06 Compliance With Tax Requirements.

        In connection with each distribution with respect to which the filing of an information return (such as an Internal Revenue Service Form 1099 or 1042) or withholding is required, the Debtor, the Reorganized Debtor or Disbursing Agent shall file such information return with the Internal Revenue Service and provide any required statements in connection therewith to the recipients of such distribution or effect any such withholding and deposit all moneys so withheld as required by law. With respect to any Entity from whom a tax identification number, certified tax identification number or other tax information required by law to avoid withholding has not been received by the Debtor, the Reorganized Debtor or Disbursing Agent within thirty (30) days from the date of such request, the Debtor, the Reorganized Debtor or Disbursing Agent may, at their option, withhold the amount required and distribute the balance to such Person or decline to make such distribution until the information is received.

Section 4.07 De Minimis Distributions.

        No Cash payment of less than five ($5.00) dollars shall be made to any Claimholder on account of its Allowed Non-TCE Claim.

Section 4.08 Setoffs.

        Except for any Claim that is Allowed in an amount set forth in the Plan, the Debtor or the Reorganized Debtor may, but shall not be required to, set off against any Claims and the payments or distributions to be made pursuant to the Plan in respect of such Claims, any and all debts, liabilities and claims of every type and nature whatsoever which the Estate or the Debtor may have against the Claimholders, but neither the failure to do so nor the Allowance of any such Claims, whether pursuant to the Plan or otherwise, shall constitute a waiver or release by the Debtor of any such claims the Debtor may have against such Claimholders, and all such claims shall be reserved to and retained by the Reorganized Debtor.

Section 4.09 Documentation Necessary to Release Liens.

        Each Creditor which is to receive a distribution under the Plan in full satisfaction of a Class 3.1 Claim shall not receive such distribution until such Creditor executes and delivers any documents necessary to release all Liens arising under any applicable security agreement or non-bankruptcy law (in recordable form if appropriate) in connection with such Class 3.1 Claim and such other documents as the Debtor, the Reorganized Debtor or Disbursing Agent may reasonably request.

Section 4.10 Allocation Between Principal and Accrued Interest.

        Except as specifically provided in this Plan, on the Effective Date, the aggregate consideration paid to Creditors in respect of their Claims shall be treated as allocated first to the principal amount of such Claims and then to the accrued interest thereon.

Section 4.11 Distribution Record Date.

        As of the close of business on the Distribution Record Date, all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of any Claims will be closed and, for purposes of the Plan, there shall be no further changes in the record holders of such Claims. The Disbursing Agent shall have no obligation to recognize the transfer of any Claims occurring after the Distribution Record Date, and will be entitled for all purposes to recognize and deal only with those Claimholders as of the close of business on the Distribution Record Date, as reflected on such ledgers, books, registers or records.

Section 4.12 Funding of Distribution Reserves Under the Plan for Allowed General Unsecured Claims

        Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Disbursing Agent to make payments pursuant to the Plan to holders of Allowed General Unsecured Claims shall be made from the Unsecured Claims Distribution Fund. The funds deposited in the Distribution Reserve with respect to Disputed General Unsecured Claims shall be funded by a Pro-Rata Share of Available Cash for all General Unsecured Claims and the reserve for each Disputed General Unsecured Claim shall be in such amount as determined appropriate in the sole discretion of the Disbursing Agent.  The Disbursing Agent may seek one or more orders of the Bankruptcy Court, upon notice to parties affected thereby, estimating or modifying the amount of Cash to be deposited in any Distribution Reserve.

ARTICLE V

ACCEPTANCE OR REJECTION OF THE PLAN; CRAMDOWN

Section 5.01 One Vote Per Holder.

        If a Claimholder holds more than one Claim in any one Class, all Claims of such Claimholder in such Class shall be aggregated and deemed to be one Claim for purposes of determining the number of Claims in such Class voting on the Plan.

Section 5.02 Cramdown.

        If all applicable requirements for Confirmation of the Plan are met as set forth in section 1129(a)(1) through (13) of the Bankruptcy Code except subsection (8) thereof, the Debtor and Mestek intend to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.

ARTICLE VI

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 6.01 Treatment of Executory Contracts and Unexpired Leases.

        Except as otherwise provided in the Plan (including, but not limited to Section 12.07 of the Plan), effective on and as of the Effective Date, any and all unexpired leases and executory contracts that exist between the Debtor and any Entity which (i) have not expired or terminated pursuant to their own terms, or (ii) have not previously been assumed, or assumed and assigned or rejected pursuant to an order of the Bankruptcy Court on or prior to the Confirmation Date, or (iii) are not the subject of pending motions to assume, or assume and assign or reject as of the Confirmation Date or (iv) are not specified in the list of executory contracts and unexpired leases to be assumed by the Reorganized Debtor pursuant to the Plan, as identified on Exhibit 2 hereto, are hereby specifically rejected; provided, however, that the Debtor shall have the right, at any time prior to the Effective Date, to amend Exhibit 2 (a) to delete any executory contract or unexpired lease listed therein, thus providing for its rejection pursuant to this Section 6.01 or (b) to add any executory contract or unexpired lease thereto, thus providing for its assumption by the Reorganized Debtor pursuant to this Section 6.01. Each contract and lease listed on Exhibit 2 hereto shall be assumed by the Reorganized Debtor only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Exhibit 2 shall not constitute an admission by the Debtor that such contract or lease is an executory contract or unexpired lease or that the Debtor has any liability thereunder. The Confirmation Order shall, subject to and upon occurrence of the Effective Date, constitute an order of the Bankruptcy Court (a) approving such assumptions pursuant to section 365 and section 1123(b)(2) of the Bankruptcy Code, as of the Effective Date; (b) extending the time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume, assume and assign, or reject the unexpired leases specified in this Section 6.01 of the Plan through the date of entry of an order, approving the assumption, assumption and assignment, or rejection of such unexpired leases; and (iii) approving, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, the rejection of the executory contracts and unexpired leases pursuant to this Section 6.01 of the Plan.

Section 6.02 Cure of Defaults for Assumed Contracts and Leases.

        Notwithstanding any prior order of the Bankruptcy Court to the contrary, the Reorganized Debtor shall satisfy (in its sole discretion) all undisputed cure and any other monetary default payments required by section 365(b)(1) of the Bankruptcy Code under which any executory contract and unexpired lease identified on Exhibit 2 hereto (as may be modified in accordance with Section 6.01 of the Plan) to the extent any such contract or lease is in default (and to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law), at the option of and in the sole discretion of the Reorganized Debtor: (A) by payment of such undisputed cure amount, without interest, in Cash within sixty (60) days following the Effective Date, (B) by payment of such other amount as ordered by the Bankruptcy Court or (C) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute pursuant to Section 6.03 of the Plan, payment of the amount otherwise payable hereunder shall be made without interest, in Cash (A) on or before the later of (x) sixty (60) days following the Effective Date or (y) thirty (30) days following entry of a Final Order liquidating and allowing any disputed amount or (B) on such other terms as agreed to by the parties to such executory contract or unexpired lease.

Section 6.03 Resolution of Objections to Assumption of Executory Contracts and Unexpired Leases; Cure Payments.

        Any party objecting to (A) the Reorganized Debtor’s proposed assumption of an executory contract or unexpired lease or (B) (i) the amount of any cure payments, if any (which is the only monetary cure amount, if any, that the Reorganized Debtor shall be obligated to pay in connection with the assumption of any such executory contract or unexpired lease unless the Bankruptcy Court orders otherwise), (ii) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption or the cure payments required by section 365(b)(1) of the Bankruptcy Code shall File and serve a written Objection to the assumption of such contract or lease or the cure payments, if any, that the Debtor proposes to make in connection with such assumption and assignment on or before the deadline set by the Bankruptcy Court for Filing Objections to Confirmation of the Plan. Failure to File an Objection within the time period set forth above shall constitute (x) the assumption and revestment of those contracts and leases, including an acknowledgment that the proposed assumption provided adequate assurance of future performance, (y) consent to the cure amount, if any, and (z) an acknowledgment that the cure amount is the only amount necessary to cover any and all outstanding defaults under the respective executory contract or unexpired lease to be assumed and an acknowledgment that no other defaults exist under said contract or lease. To the extent that any Objections to the cure amounts are timely Filed and served and such Objections are not resolved between the Debtor and the objecting parties, the Bankruptcy Court shall resolve such disputes at a hearing to be held at a date to be determined by the Bankruptcy Court. The resolution of such disputes shall not affect the Debtor’s assumption of the contracts or leases that are the subject of such a dispute, but rather shall affect only the “cure” amount the Debtor must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Debtor in its discretion determines that the amount asserted to be the necessary “cure” amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtor may elect to (1) reject the contract or lease pursuant to Section 6.01 hereof, or (2) request an expedited hearing on the resolution of the “cure” dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section 6.01 hereof pending the outcome of such dispute.

Section 6.04 Claims for Rejection Damages.

        Notwithstanding anything in the Claims Bar Date order of the Bankruptcy Court to the contrary, Proofs of Claim for damages allegedly arising from the rejection pursuant to the Plan or the Confirmation Order of any executory contract or any unexpired lease shall be Filed with the Bankruptcy Court and served on counsel for the Debtor not later than thirty (30) days after the service of the earlier of: (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected (including service of an Order of the Bankruptcy Court providing for such rejection). Any holder of a Claim arising from the rejection of any executory contract or any unexpired lease that fails to File such Proof of Claim on or before the date specified in this paragraph shall be forever barred, estopped and enjoined from asserting such Claims in any manner against the Debtor (or Filing Proofs of Claim with respect thereof), or its Property, and the Debtor shall be forever discharged from all indebtedness or liability with respect to such Claims, and, if applicable, such Claimholders shall not be permitted to vote on the Plan or to participate in any distribution in this Chapter 11 Case on account of such Claims or to receive further notices regarding such Claims and shall be bound by the terms of the Plan.

Section 6.05 Objections to and Treatment of Rejection Claims.

        The Bankruptcy Court shall determine any Objections to any Proofs of Claim Filed in accordance with Section 6.04 hereof at a hearing to be held at a date to be determined by the Bankruptcy Court. General Unsecured Claims arising out of the rejection of executory contracts and unexpired leases shall, pursuant to section 502(g) of the Bankruptcy Code, be Class 4.1 Claims entitled to treatment pursuant to Section 3.08 of the Plan.

Section 6.06 Indemnification Obligations.

        Except as set forth on Exhibit 6 of the Plan, any obligations of the Debtor, pursuant to its articles of incorporation or by-laws, codes of regulation, applicable state law or specific agreement, or any combination of the foregoing to indemnify or reimburse an Indemnified Person with respect to all present and future actions, suits and proceedings against the Debtor or any Indemnified Person, based upon any act or omission related to service with, or for or on behalf of, the Debtor, shall survive Confirmation of the Plan and shall be Unimpaired thereby, shall not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether such indemnification or reimbursement is owed in connection with an event occurring before, on or after the Petition Date, but shall be deemed and treated as executory contracts that are assumed by the Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code, except to the extent any such obligation has been released pursuant to the Plan. Such indemnification and reimbursement obligations shall be performed and honored by the Reorganized Debtor.

Section 6.07 Assumed Insurance Policies and Contributor Settlement Agreements.

        While the Debtor does not believe that the Insurance Policies issued to, or Contributor Settlement Agreements entered into by the Debtor prior to the Petition Date constitute executory contracts, to the extent such Insurance Policies or Contributor Settlement Agreements are considered to be executory contracts, then, notwithstanding anything contained in Section 6.01 of the Plan to the contrary, the Plan shall constitute a motion to assume such Insurance Policies and Contributor Settlement Agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtor, its estate, and all parties in interest in the Chapter 11 Case. Nothing contained in the Plan, including this Section 6.07, shall constitute a waiver of any claim, right, Cause of Action, Insurance Rights or Insurance Actions that the Debtor or the Reorganized Debtor may hold against the Insurance Company under any Insurance Policy or insurance agreement.

Section 6.08 Continuation or Termination of Certain Employee Benefits.

        Except for those agreements and plans to be terminated as set forth on Exhibit 2 and rejected pursuant to section 365 of the Bankruptcy Code under Section 6.01, each of the Benefits Plans are treated as executory contracts under the Plan and shall, on the Effective Date, be assumed by the Reorganized Debtor pursuant to sections 365(a), 365(f) and 1123(b)(2) of the Bankruptcy Code.

Section 6.09 Retiree Benefits.

        Pursuant to section 1129(a)(13) of the Bankruptcy Code, all of the Debtor’s retiree benefits (within the meaning of section 1114 of the Bankruptcy Code) shall be assumed by the Reorganized Debtor pursuant to section 365(a), section 365(f) and section 1123(b)(2) of the Bankruptcy Code. On and after the Effective Date, the Reorganized Debtor shall continue to pay all such retiree benefits at the level established in accordance with section 1114 of the Bankruptcy Code for the duration of the period for which the Debtor had obligated itself to provide such benefits; provided, however, that the rights of retirees shall be subject to modification or termination as provided by the terms of the existing Benefits Plans and the terms of any Collective Bargaining Agreements, consistent with applicable law. The Benefit Plans to be assumed by the Reorganized Debtor are set forth on Exhibit 3 attached hereto.

Section 6.10 Collective Bargaining Agreements.

        On and after the Effective Date, each of the Collective Bargaining Agreements, identified on Exhibit 4 attached hereto, are treated as executory contracts under the Plan and shall, on the Effective Date, be assumed by the Reorganized Debtor pursuant to section 365(a), section 365(f), section 1113 and section 1123(b)(2) of the Bankruptcy Code.

Section 6.11 Met-Coil Pension Plan.

        The Reorganized Debtor will remain the plan sponsor of the Met-Coil Pension Plans and will bear responsibility for and will fund the Met-Coil Pension Plans in accordance with the minimum funding standards pursuant to ERISA and the Tax Code and regulations thereunder, will pay all required PBGC insurance premiums, and will comply with all requirements of the Met-Coil Pension Plans and applicable law. On and after the Effective Date, the Reorganized Debtor will retain the right to amend, modify or terminate the Met-Coil Pension Plans in accordance with applicable law and the governing documents.

ARTICLE VII

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 7.01 Protocol with Respect to Alternative Restructuring Transactions.

        In order to ensure that the Debtor is receiving fair and reasonably equivalent value under the Plan with regard to the Restructuring Transactions, the Plan provides for the solicitation of higher or better Alternative Plan Proposals in accordance with the procedures described in this Section 7.01 of the Plan.

(a) Qualification Requirements for Alternative Plan Sponsor.

        Any Potential Alternative Plan Sponsor that desires to make an Alternative Plan Proposal to fund the Plan must satisfy all of the requirements set forth below. A Potential Alternative Plan Sponsor that satisfies all such requirements shall be deemed a Qualified Alternative Plan Sponsor. Any Alternative Plan Proposal from a Potential Alternative Plan Sponsor that is not a Qualified Alternative Plan Sponsor shall not be considered by the Debtor and shall not serve as a basis for an Alternative Restructuring Transaction or amendment to the Plan.

(I)	CONFIDENTIALITY. Any Qualified Alternative Plan Sponsor must execute a confidentiality agreement in a form acceptable to the Debtor.

(II)

DISCLOSURES. Any Qualified Alternative Plan Sponsor must disclose to the Debtor in its Alternative Plan Proposal (A) the identity of all participants providing funding for the Alternative Plan Proposal, (B) the specific amount, source, and type of funding to be provided by each such participant, (C) the identity of any Person or Entity who will participate in any way in the Alternative Plan Proposal without providing funding, and the nature of such participation, and (D) the principals of each Entity that will participate in the Alternative Plan Proposal.

(III)

MINIMUM ALTERNATIVE RESTRUCTURING TRANSACTION CONSIDERATION. The Alternative Plan Proposal must include a written, binding commitment by the Potential Alternative Plan Sponsor to provide Alternative Restructuring Transaction Consideration in an amount at least equal to (A) the Restructuring Transaction Consideration plus (B) $4,000,000.

(IV)

DEPOSIT. At the time of the submission of its Alternative Plan Proposal, the Potential Alternative Plan Sponsor shall tender to the Debtor the Alternative Restructuring Deposit Amount. Any such deposit shall be subject to the jurisdiction of the Bankruptcy Court.

(V)

CAPACITY TO CLOSE TRANSACTION. Any Qualified Alternative Plan Sponsor must demonstrate to the Debtor’s sole satisfaction its financial capacity, legal capacity, and managerial capacity, to consummate the Alternative Restructuring Transaction in connection with Confirmation of the Plan at the Confirmation Hearing and to consummate the Alternative Restructuring Transaction on the Effective Date of the Plan.

(b)	Qualification Requirements for any Qualified Alternative Plan Proposal.

        The Debtor shall only consider Qualified Alternative Plan Proposals. A Qualified Alternative Plan Proposal must satisfy all of the following requirements:

(I)	PROPONENTS. The Alternative Plan Proposal must be submitted by a Qualified Alternative Plan Sponsor.

(II)

HOW AND WHEN SUBMITTED. The Alternative Plan Proposal and any related materials must (A) be in writing, (B) contain all material terms of the Alternative Restructuring Transaction, (C) contain a marked copy of the Plan attached thereto and (D) be submitted to: (I) counsel to the Debtor (a) Goldberg Kohn Bell Black Rosenbloom & Moritz, Ltd., 55 East Monroe Street, Suite 3700, Chicago, IL 60603, Attn.: Ronald Barliant, Esquire and (b) Morris, Nichols, Arsht & Tunnell, LLP, 1201 North Market Street, P.O. Box 1347, Wilmington, DE 19899-1347, Attn.: Eric D. Schwartz, Esquire; (II) counsel for Mestek, (a) Greenberg Traurig, P.C., 77 West Wacker Drive, Suite 2500, Chicago, IL 60601, Attn.: Nancy A. Peterman, Esquire and (b) Greenberg Traurig, LLP, The Brandywine Building, 1000 West Street, Suite 1540, Wilmington, Delaware 19801, Attn.: Scott D. Cousins, Esquire; (III) counsel for the Committee, Klehr, Harrison, Harvey, Branzburg & Ellers, 222 Delaware Avenue, Suite 1000, Wilmington, DE 19801, Attn.: Joanne B. Wills, Esquire; and (IV) counsel for the Legal Representative, Young Conaway Stargatt & Taylor, LLP, The Brandywine Building, 1000 West Street, 17th Floor, Wilmington, DE 19801, Attn.: James L. Patton, Jr., Esquire, so as to be received no later than the Alternative Plan Proposal Deadline.

(III)

REFINANCING DIP LOAN. The Alternative Plan Proposal must provide for the DIP Refinancing and provide evidence of the Qualified Alternative Plan Sponsor’s financial capacity to fund such refinancing. At the option of the Alternative Plan Sponsor, the DIP Refinancing may be structured as a cash purchase of all amounts due and payable to Mestek under the DIP Order or as a new loan to the Debtor, the proceeds of which will be used to repay all amounts due and payable to Mestek under the DIP Order and the DIP Loan Agreement. The DIP Refinancing requires a Potential Alternative Plan Sponsor that becomes the Winning Plan Sponsor to (i) pay in full, in Cash the obligations of the Debtor pursuant to the DIP Order and the DIP Loan Agreement within three (3) business days after designation by the Debtor of the Qualified Alternative Plan Sponsor as the Winning Plan Sponsor, and (ii) provide for the replacement of the DIP Facility for the remaining term of the DIP Loan Agreement.

(IV)

MASTER SERVICES AGREEMENT. If Mestek is not the Winning Plan Sponsor, the Master Services Agreement shall terminate as to Mestek and Formtek, respectively, and on the third Business Day after the Alternative Plan Sponsor is designated by the Debtor as the Winning Plan Sponsor, and such Winning Plan Sponsor shall provide to the Debtor services similar to those provided by Mestek and Formtek under the Master Services Agreement within three (3) Business Days of such Alternative Plan Sponsor being designated the Winning Plan Sponsor.

(V)	CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE. The Alternative Plan Proposal shall not contain any material conditions other than those conditions set forth in Article XI of the Plan.

(VI)

CONFIRMATION OF THE PLAN AS MODIFIED. The Alternative Plan Proposal must provide funding and a mechanism that will facilitate Confirmation and consummation of the Plan, as amended by the Alternative Plan Proposal. No asset sale proposals under section 363 of the Bankruptcy Code will be entertained by the Debtor.

(VII)	FEES AND EXPENSES. The Alternative Plan Proposal shall not require the payment of any breakup fee, termination fee, or similar fee to the Potential Alternative Plan Sponsor.

(VIII)

FEASIBILITY. The Alternative Plan Proposal must include evidence sufficient in the reasonable judgment of the Debtor to demonstrate the feasibility of the Alternative Plan Proposal including, without limitation, (A) the capacity of the proponent to consummate the DIP Refinancing, (B) the capacity of the proponent to assist the Debtor in obtaining Confirmation of the Plan at the January 20, 2004 Confirmation Hearing, (C) the likelihood that the Alternative Plan Proposal will obtain any required regulatory approvals without any material delay, and (D) the capacity of the Alternative Plan Sponsor to assume the obligations under the Master Services Agreement within three (3) Business Days of the Qualified Alternative Plan Sponsor being designated by the Debtor as the Winning Plan Sponsor.

(c)	Selection of Highest and Best Plan Proposal.

        The determination of whether the Restructuring Transactions or an Alternative Plan Proposal will be incorporated into the Plan shall be made in accordance with the following procedures:

(I)

NO COMPETING PROPOSALS. If there are no timely-submitted Qualified Alternative Plan Proposals are submitted by the Alternative Plan Proposal Deadline, then Mestek shall be the Winning Plan Sponsor and the Debtor shall not conduct the Auction described immediately below.

(II)

BEST AND FINAL PROPOSALS. If any Qualified Alternative Plan Proposals are received by the Alternative Plan Proposal Deadline, then the Debtor will conduct the Auction in order to obtain the best and final qualified bids in accordance with the following procedures (the “Best and Final Qualified Bids”):

(A)	at least two (2) business days prior to the commencement of the Auction, the Debtor will notify all Qualified Alternative Plan Sponsors and Mestek of the Baseline Bid;

(B)

the Debtor’s determination as to the highest and best Baseline Bid shall be based on all factors it deems relevant (which factors may include, without limitation, the structure of the proposed transaction, the reputation and credibility of the proponent, the strategic value of the transaction, financial capacity of the proponent to consummate the transaction, timing of the closing, impact on the DIP financing, antitrust considerations, and the value of the transaction to each constituency);

(C)	only Qualified Alternative Plan Sponsors shall be entitled to submit Best and Final Qualified Bids at the Auction;

(D)

the Auction will take place on January __, 2004, at 10:00 a.m., Wilmington Delaware Time at the offices of Morris, Nichols, Arsht & Tunnell, LLP, 1201 North Market Street, P.O. Box 1347, Wilmington, Delaware;

(E)

at the commencement of the Auction, the bidding shall start at the amount of the Baseline Bid, and continue in increments of at least $1,000,000 in Cash. At the Auction, the Qualified Bidders will be permitted to increase their bids and will be permitted to bid based only upon the amount of the Baseline Bid;

(F)

the Debtor may adopt rules for the Auction that, in its reasonable judgment, will better promote the goals of the Auction including providing that: (x) the procedures must be fair and open, with no participating Qualified Bidder being disadvantaged in any material way as compared to any other Qualified Bidder; (y) all bids shall be made and received in one room, on an open basis, and all other Qualified Bidders shall be entitled to be present for all bidding with the understanding that the true identity of each Qualified Bidder (i.e., the principals submitting each bid) shall be fully disclosed to all other Qualified Bidders and that all material terms of each bid submitted by a Qualified Bidder will be fully disclosed to all other bidders throughout the entire Auction; and (z) a Qualified Bidder will not be permitted more than one hour to respond to the previous bid at the Auction.

(III)

DETERMINATION OF WINNER. If an Auction is conducted, at the conclusion of such Auction the Debtor will determine in its sole and absolute discretion which proponent is the Winning Plan Sponsor, subject to the Confirmation of the Plan. In determining who is the Winning Plan Sponsor, the Debtor shall take into account such factors as it deems appropriate including the costs that would be incurred in connection with amending the Plan, terminating and replacing the Master Services Agreement, the DIP Refinancing, and all other costs associated with implementing any alternate Qualified Alternative Plan Proposal.

(d)	Access to Information.

        The Debtor shall (A) provide any Potential Alternative Plan Sponsor with reasonable access during normal business hours to the Debtor’s books, records, facilities, key personnel, offices, independent accountants and legal counsel for the purpose of completing all due diligence investigations deemed necessary by the Potential Alternative Plan Sponsor and (B) otherwise cooperate with such Potential Alternative Plan Sponsor in connection with its due diligence; provided, however, that the Debtor shall not be required to provide confidential or proprietary information to a Potential Alternative Plan Sponsor to the extent it or any Entity related to the Potential Alternative Plan Sponsor is a competitor of the Debtor if the Debtor reasonably believes that disclosure of such information would be detrimental to the interests and operations of the Debtor.

(e)     Incorporation of Best and Final Qualified Bid into Plan.

        In the event that Mestek is not designated as the Winning Plan Sponsor, the Debtor will proceed expeditiously to incorporate the Winning Plan Sponsor’s Best and Final Qualified Bid into the Plan in a manner consistent with the terms of such Best and Final Qualified Bid. The Best and Final Qualified Bid shall not be modified in any material respect after its proponent is designated as the Winning Plan Sponsor. The Debtor shall seek Confirmation of the modified Plan at the January 20, 2004 Confirmation Hearing. After a Winning Plan Sponsor is selected, the Debtor will not solicit, entertain, discuss, negotiate, make, accept or approve any offer to or from, or any transaction with, any Person or Entity other than the Winning Plan Sponsor involving the issuance of capital stock, options, warrants, or convertible securities exercisable for or convertible into the Debtor’s capital stock, or any other infusions of equity capital, or any asset sale outside the ordinary course of business or any other material transaction.

Section 7.02 Authorization to Effectuate the Restructuring Transactions or the Alternative Restructuring Transactions.

        The entry of the Confirmation Order shall constitute authorization for the Debtor to take or cause to be taken all corporate or other actions necessary or appropriate to consummate and implement the Restructuring Transactions or the Alternative Restructuring Transactions and the provisions of the Plan prior to, on and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court. All such actions shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without any requirement of further action by the Debtor, the Reorganized Debtor or their respective Boards of Directors, stockholders, agents or officers. On the Effective Date, the Reorganized Debtor shall be authorized and directed to execute and deliver the agreements, documents and instruments contemplated by the Plan in the name and on behalf of the Debtor and to take all necessary and appropriate actions to effectuate the Restructuring Transactions or the Alternative Restructuring Transaction, including, but not limited to the following actions:

(a) Continued Corporate Existence.

        Met-Coil shall continue to exist after the Effective Date as a separate corporate entity, with all of the powers of a corporation under the laws of the State of Delaware and pursuant to the certificate of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws are amended by this Plan or by authority granted by order of the Bankruptcy Court. The certificate of incorporation and by-laws of the Reorganized Debtor will be amended to authorize the issuance of one (1) share of common stock (par value $0.01 per share) to the Winning Plan Sponsor and prohibit the issuance of non-voting equity securities in accordance with the provisions of section 1123(a)(6) of the Bankruptcy Code.

(b) Closing of Restructuring Transactions or Alternative Restructuring Transactions.

        Closing of the Restructuring Transactions or the Alternative Restructuring Transactions shall occur on the Effective Date. In connection therewith, on the Effective Date, the Winning Plan Sponsor shall deliver to the Reorganized Debtor the Restructuring Transaction Consideration or Alternative Restructuring Consideration, as applicable.

(C) TCE Trust.

        On the Effective Date, the Reorganized Debtor shall deliver to the TCE Trust the TCE Claims Distribution Fund in Cash and transfer and assign the TCE Trust Assets to the TCE Trust as part of the consideration to be paid by the Debtor and the Met-Coil Affiliates to the TCE Trust for the TCE Trust’s assumption of the TCE Claims.

Section 7.03 Authorization Necessary to Effectuate the TCE Trust and Related Releases, Discharges and TCE Channeling Injunctions.

        The Plan provides for the implementation and issuance of the TCE Channeling Injunctions as follows:

(a) Release of Protected Parties.

        Except as otherwise expressly provided in this Plan or the Confirmation Order:

    (1)        in the event that Mestek is the Winning Plan Sponsor, and in consideration of the promises and obligations of Mestek under the Plan, including, without limitation (i) the Capital Contribution, (ii) the undertakings of Mestek pursuant to Section 7.16 of the Plan to guaranty the Environmental Claims asserted against the Debtor, (iii) the funding of the Mejdrech Hook-Up Costs and (iv) other good and valuable consideration, without which this Plan could not be confirmed and consummated; or

    (2)        in the event that Mestek is not the Winning Plan Sponsor, and in consideration of the promises and obligations of Mestek under the Plan, including, without limitation (i) the contribution to the TCE Trust of its Allowed Class 4.3 Claim and (ii) other good and valuable consideration, without which this Plan could not be confirmed and consummated; and

    (3)        the undertakings of the Settling Contributors pursuant to their respective Contributor Settlement Agreements with the Debtor (and their respective agreements to transfer funds as agreed between each Settling Contributor and the Debtor or the Reorganized Debtor in exchange for the benefits of the TCE Channeling Injunctions as extended to Settling Contributors), all Persons who have held, hold, or may hold Claims or Future Demands, including without limitation, TCE Claims, whether known or unknown, shall be deemed to have forever waived and released all such rights or Claims, whether based upon tort or contract or otherwise, that they heretofore, now or hereafter possess or may possess against any Protected Party, in each case based upon or in any manner arising from or related to the Released Claims. The release under this Section 7.03(a) will not affect contribution, indemnity, subrogation, or other claims of the Debtor or the Reorganized Debtor against non-Settling Insurers and non-settling PRPs.

(b) Discharge.

        On the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, except as specifically provided in the Plan or in the Confirmation Order, Confirmation shall (i) discharge the Debtor and the Reorganized Debtor from any and all Claims and Future Demands including any Claim of a kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (A) a Proof of Claim based on such Claim was Filed or deemed Filed under section 501 of the Bankruptcy Code, or such Claim was listed on the Schedules of the Debtor, (B) such Claim is or was Allowed under section 502 of the Bankruptcy Code, or (C) the Claimholder has voted on or accepted the Plan and (ii) preserve all rights and interests of Interestholders in respect of the Debtor or the Reorganized Debtor for the purposes of and subject to the terms of Restructuring Transactions. Except as specifically provided in the Plan to the contrary, the rights that are provided in the Plan shall be in complete (x) discharge of all Claims or Future Demands against, Liens on, and Interests in the Debtor, the Reorganized Debtor, the TCE Trust or the assets and properties of the Debtor, the Reorganized Debtor and the TCE Trust, and (y) discharge and release of all Claims constituting Released Claims, including but not limited to all Causes of Action, whether known, unknown or unasserted, either directly or derivatively through the Debtor or the Reorganized Debtor against the Protected Party on the same subject matter as any of the Claims, Liens, or Interests described in Section 7.03(a). Further, but in no way limiting the generality of the foregoing, except as otherwise specifically provided in the Plan, any Entity accepting any distributions or rights pursuant to the Plan shall be presumed conclusively to discharge the Reorganized Debtor and have released the Protected Party from (a) the Released Claims and (b) any other Cause of Action based on the same subject matter as the Claim or Interest on which the distribution or right is received. Furthermore, on the Effective Date or as soon as practicable thereafter, the Illinois Actions shall be dismissed through stipulation as to the Illinois Action Defendants, with prejudice and without costs, and Mestek shall be authorized and empowered to take whatever actions may be necessary or appropriate, and to execute, deliver and file in all courts in which the Illinois Actions are pending, documents and instruments in order to fully implement and effectuate the dismissal of the Illinois Actions as to the Illinois Action Defendants provided for herein.

(c) Discharge Injunction.

        On the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, except as specifically provided in the Plan or in the Confirmation Order, the releases, discharges and the TCE Channeling Injunctions set forth in this Section 7.03 of the Plan shall also operate as an injunction prohibiting and enjoining the commencement or continuation of any action, the employment of process or any act to collect, recover from, or offset (i) any Claim against or Interest in the Debtor, the Reorganized Debtor or the TCE Trust by any Entity and (ii) any Cause of Action, whether known, unknown or unasserted against the Protected Parties based on the same subject matter as any Claim or Interest described in Section 7.03(b) of the Plan. Furthermore, all named plaintiffs seeking recovery in the Illinois Actions and their respective attorneys, servants, agents and representatives shall thenceforth be permanently enjoined, stayed and restrained from pursuing or prosecuting the Illinois Actions against any and all Persons as to whom claims were discharged and dismissed pursuant to Section 7.03(b) herein.

(d) The Third Party Injunction.

        In order to supplement, where necessary, the injunctive effect of the discharge both provided by sections 1141 and 524 of the Bankruptcy Code and as described in this Article VII, and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under sections 105(a) and 1123(b)(G) of the Bankruptcy Code or otherwise and to preserve and promote the settlements contemplated by and provided for in the Restructuring Transactions and the Plan, the Confirmation Order shall provide for the following injunction to take effect as of the Confirmation Date:

(1)

Terms. Except with respect to Settling Insurers (which are entitled to the TCE Channeling Injunction specified in Section 7.03(e) herein), any Entity which has a Third Party Claim against a Protected Party (including, but not limited to, any TCE Claim, or any Claim or demand for or respecting any Trust Expense) shall be permanently stayed, restrained and enjoined from taking any action against any Protected Party for the purpose of, directly or indirectly, collecting, recovering, or receiving payments, satisfaction, or recovery with respect to, relating to, arising out of, or in any way connected with any Third Party Claim whenever and wherever arising or asserted (including, but not limited to, all Claims in the nature of or sounding in tort, contract, warranty, or any other theory of law, equity, or admiralty), all of which shall be channeled to the TCE Trust for resolution as set forth in the Claims Resolution Procedures, including, but not limited to:

(A)

commencing, conducting or continuing in any manner, directly or indirectly, any suit, action, Direct Action or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum with respect to any Third Party Claim against or affecting any Protected Party, or any property or interests in property of any Protected Party;

(B)

enforcing, levying, attaching (including through any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party with respect to any Third Party Claim;

(C)	creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien against the property of any Protected Party with respect to any Third Party Claim;

(D)

except as otherwise specifically provided in the Plan or the Restructuring Transactions, asserting or accomplishing any setoff, right of subrogation, right of reimbursement, indemnity, contribution or recoupment of any kind in any manner, directly or indirectly, and in any amount against any liability owed from any Protected Parties or against the property of any Protected Parties with respect to any Third Party Claim; and

(E)

proceeding in any manner in any place with regard to any Third Party Claim that is subject to and to be determined and paid by the TCE Trust pursuant to and in accordance with the Claims Resolution Procedures, except in conformity and compliance therewith.

(1)

Reservations. Notwithstanding anything to the contrary above, the TCE Channeling Injunctions provided in this Section 7.03(d) of the Plan with respect to any Protected Party (other than Settling Insurers) shall not enjoin:

(A)

the rights of Entities to the treatment accorded them under Article III of the Plan, as applicable, including the rights of Entities with TCE Claims to assert such TCE Claims in accordance with the Claims Resolution Procedures;

(B)	the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the TCE Trust;

(C)	the rights of the Reorganized Debtor and Mestek to prosecute any action based upon or arising from Insurance Rights or Contribution Rights;

(D)

the rights of the Reorganized Debtor and Mestek to assert any Claim, debt, obligation or liability for payment against an Insurance Company or PRPs that is not a Protected Party based on or arising from Insurance Rights or Contribution Rights, respectively;

(E)	the rights of the TCE Trust to prosecute any TCE Claims; and

(F)	the rights of parties to the Restructuring Transactions, pursuant to the terms thereof, to assert claims against a Protected Party.

(e)	Insurance Company Injunction.

        In order to supplement, where necessary, the injunctive effect of the discharge both provided by sections 1141 and 524 of the Bankruptcy Code and as described in this Article VII, and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under section 105(a) of the Bankruptcy Code or otherwise and to preserve and promote the settlements contemplated by and provided for in the Restructuring Transactions and the Plan, the Confirmation Order shall provide for the following injunction to take effect as of the Confirmation Date:

(1)

Any Entity which has held or asserted, which holds or asserts, or which may in the future hold or assert a Third Party Claim or Direct Action against a Settling Insurer (including, but not limited to, any TCE Claim, or any Claim or demand for or respecting any Trust Expense) shall be permanently stayed, restrained and enjoined from taking any action against any Settling Insurer for the purpose of, directly or indirectly, collecting, recovering, or receiving payments, satisfaction, or recovery with respect to, relating to, arising out of, or in any way connected with any Third Party Claim whenever and wherever arising or asserted (including, but not limited to, all Claims in the nature of or sounding in tort, contract, warranty, or any other theory of law, equity, or admiralty), all of which shall be channeled to the TCE Trust for resolution as set forth in the Claims Resolution Procedures, including, but not limited to:

(A)

commencing, conducting or continuing in any manner, directly or indirectly, any suit, action, Direct Action or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum with respect to any Claim, Future Demand, Cause of Action, or Interest against or affecting any Settling Insurer, or any property or interests in property of any Settling Insurer;

(B)

enforcing, levying, attaching (including through any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Settling Insurer with respect to any Claim, Future Demand, Cause of Action, or Interest;

(C)

creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien against the property of any Settling Insurer with respect to any Claim, Future Demand, Cause of Action, or Interest;

(D)

except as otherwise specifically provided in the Plan or the Restructuring Transactions, asserting or accomplishing any setoff, right of subrogation, right of reimbursement, indemnity, contribution or recoupment of any kind in any manner, directly or indirectly, and in any amount against any liability owed from any Protected Parties or against the property of any Protected Parties with respect to any such Claim, Future Demand, Cause of Action, or Interest; and

(E)

in any place with regard to any matter, Claim, Future Demand, Cause of Action, or Interest that is subject to and to be determined and paid by the TCE Trust pursuant to and in accordance with the Claims Resolution Procedures, except in conformity and compliance therewith.

(2)	Reservations. Notwithstanding anything to the contrary above, the TCE Channeling Injunction provided in this Section 7.03(e) of the Plan with respect to Settling Insurers shall not enjoin:

(A)

the rights of Entities to the treatment accorded them under Article III of the Plan, as applicable, including the rights of Entities with TCE Claims to assert such TCE Claims in accordance with the Claims Resolution Procedures;

(B)	the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the TCE Trust;

(C)	the rights of the Reorganized Debtor and Mestek to prosecute any action based upon or arising from Insurance Rights or Contribution Rights;

(D)	the rights of the TCE Trust to prosecute any TCE Claims;

(E)

the rights of the Reorganized Debtor and Mestek to assert any Claim, debt, obligation or liability for payment against an Insurance Company or PRP that is not a Protected Party based on or arising from Insurance Rights or Contribution Rights, respectively;

(F)	the rights of parties to the Restructuring Transactions, pursuant to the terms thereof, to assert claims against a Protected Party;

(G)

the rights of any Met-Coil Affiliate which prior to the Confirmation Date had pending in any court of competent jurisdiction a Cause of Action against an Insurance Company that has not been stayed or enjoined by the order of such court as of such date;

(H)

the rights of the Reorganized Debtor and Mestek to assign a cause of action against an Insurance Company to the TCE Trust and for the TCE Trust to assert any Claim, debt, obligation, or liability for payment against such Insurance Company; and

(I)

the rights of the Debtor or Mestek as an insured, subject to and in accordance with the terms of the Restructuring Transactions, to assert any Claim, debt, obligation, or liability for payment against an Insurance Company.

Section 7.04 Reservation of Rights.

        Notwithstanding any other provision of the Plan to the contrary, the satisfaction, release and discharge, and the injunctions set forth in Section 7.03 of the Plan, shall not serve to satisfy, discharge, waive, release, or enjoin any Claim, right, or Cause of Action that (A) the Debtor, the Reorganized Debtor, Mestek, or any other Entity, as the case may be, has against (i) the TCE Trust for payment of TCE Claims in accordance with the Plan, (ii) the TCE Trust for the payment of Trust Expenses, or (iii) the TCE Trust, or any other Person, pursuant to the terms of the Restructuring Transactions; (B) the Debtor, the Reorganized Debtor or the TCE Trust may have against any Entity in connection with or arising out of or related to a TCE Claim; or (C) the Debtor or the Reorganized Debtor may have against any Insurance Company or PRP to the extent such Entities are not Settling Contributors.

Section 7.05 Rights Against Non-Debtors Under Environmental Laws.

        Except to the extent set forth in the Plan, the injunctions and releases set forth in Section 7.03 of the Plan, shall not impair the rights or Causes of Action of any Governmental Unit against non-debtor parties under applicable Environmental Laws, and such rights and causes of action shall not be discharged or otherwise adversely affected by the Plan unless such rights or Causes of Action are derivative.

Section 7.06 Disallowed Claims and Disallowed Interests.

        On and after the Effective Date, the Debtor shall be fully and finally discharged of any liability or obligation on a Disallowed Claim or a Disallowed Interest, and any order creating a Disallowed Claim or a Disallowed Interest that is not a Final Order as of the Effective Date solely because of an Entity’s right to move for reconsideration of such order pursuant to section 502 of the Bankruptcy Code or Bankruptcy Rule 3008 shall nevertheless become and be deemed to be a Final Order on the Effective Date. The Confirmation Order, except as otherwise provided herein, or unless the Bankruptcy Court orders otherwise, shall constitute an order: (a) Disallowing all Claims and Interests to the extent such Claims and Interests are not allowable under any provision of section 502 of the Bankruptcy Code, including, but not limited to, time-barred Claims and Interests, and Claims for unmatured interest, and (b) Disallowing or subordinating, as the case may be, any Claims, or portions of Claims, for penalties or Non-Compensatory Damages.

Section 7.07 No Successor Liability.

        Except as otherwise expressly provided in the Plan and the Restructuring Transactions, the Debtor, the Reorganized Debtor, Mestek, the Winning Plan Sponsor (if other than Mestek), the Met-Coil Affiliates, the TCE Trust and the Legal Representative do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify Creditors or otherwise have any responsibilities for any liabilities or obligations of the Debtor relating to or arising out of the operations of or assets of the Debtor, whether arising prior to, on, or after the Confirmation Date. Neither the Debtor, the Reorganized Debtor, Mestek, the Met-Coil Affiliates, the TCE Trust or the Legal Representative is, or shall be, a successor to the Debtor by reason of any theory of law or equity, and none shall have any successor or transferee liability of any kind or character, except that the TCE Trust and the Reorganized Debtor shall assume the obligations specified in the Plan and the Confirmation Order.

Section 7.08 No Liability to Mestek.

        Except as otherwise provided in the Plan, Mestek, and its subsidiaries, affiliates, officers, directors, stockholders, members, representatives, attorneys, accountants, financial advisors, and agents shall have no liability to the Debtor, the Reorganized Debtor, the Committee, the Legal Representative, or any other Person, including without limitation Persons holding TCE Claims against the Debtor, the Reorganized Debtor, Mestek or the Met-Coil Affiliates.

Section 7.09 Preservation of Insurance Claims and Contribution Actions/Claims.

        The Debtor’s discharge and the Protected Parties’ discharge and release, from all Claims as provided herein shall neither diminish nor impair any of the Debtor’s or the Reorganized Debtor’s or any Met-Coil Affiliates’ rights under any Insurance Policy or the Debtor’s, Reorganized Debtor’s or any Met-Coil Affiliates’ right or ability to pursue any of the Insurance Actions or the Contribution Actions. The Reorganized Debtor is, and shall be deemed to be, for all purposes of insurance and indemnity, the successor to the Debtor. On or after the Effective Date, the Debtor and Reorganized Debtor shall retain any and all rights to the Insurance Assets and the proceeds of the Contribution Actions, subject to the transfer and assignment of the Contribution Actions to Mestek and the payment of the insurance proceeds to Mestek pursuant to Section 7.10 of the Plan. On or after the Effective Date, any Settling Contributor shall transfer to the Debtor or the Reorganized Debtor (as applicable) such funds as agreed between each Settling Contributor and the Debtor or the Reorganized Debtor in exchange for the benefits of the TCE Channeling Injunction as extended to Settling Contributors.

Section 7.10 Transfer of Insurance Proceeds and Assignment of Contribution Actions to Mestek.

        In the event that Mestek is the Winning Plan Sponsor, on and after the Effective Date, (a) any and all proceeds of the Contribution Actions shall be assigned and transferred by the Reorganized Debtor to Mestek and (b) any and all proceeds from the Insurance Actions shall be assigned and transferred by the Reorganized Debtor to Mestek. On the Effective Date, the Reorganized Debtor and Mestek shall enter into the Insurance Recovery and Contribution Action Agreement, attached hereto as Exhibit 7. Upon execution of the Insurance Recovery and Contribution Action Agreement, Mestek (i) shall have the sole authority and exclusive right to manage, prosecute, settle or dismiss the Insurance Assets, the Insurance Actions (for and on behalf of all of the insureds under the Insurance Policies including, but not limited to, the Debtor and the Reorganized Debtor), or the Contribution Actions, in its absolute discretion, (ii) shall have the exclusive right to collect the proceeds of any Contribution Actions, (iii) shall have the right to collect from the Debtor or the Reorganized Debtor any and all proceeds derived from the Insurance Assets, any Insurance Actions (for and on behalf of all of the insureds under the Insurance Policies including, but not limited to, the Debtor and the Reorganized Debtor); and (iv) shall be solely liable and responsible for all costs and expenses relating to or arising out of the Contribution Actions, the Insurance Assets, the Insurance Actions or any Direct Actions. Insurance proceeds derived from the Insurance Assets or Insurance Actions paid by any of the Insurance Companies to the Debtor or the Reorganized Debtor shall be deposited into an escrow account for the benefit of Mestek, and Mestek shall have a first priority lien on these proceeds, which shall be paid in total to Mestek within ten (10) days of receipt. In the event that Mestek is not the Winning Plan Sponsor, the Insurance Recovery and Contribution Action Agreement shall be entered into and the rights of the Debtor in the Insurance Recoveries and the Contribution Actions shall vest with the Winning Plan Sponsor.

Section 7.11 Institution and Maintenance of Legal and Other Proceedings.

        As of the Effective Date, the TCE Trust shall be empowered to initiate, prosecute, defend, and resolve all legal actions and other proceedings related to any asset, liability, or responsibility of the TCE Trust. The TCE Trust shall be empowered to initiate, prosecute, defend, and resolve all such actions in the name of Met-Coil if deemed necessary or appropriate by the Trustees. The TCE Trust shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees, and other charges incurred subsequent to Confirmation arising from or associated with any legal action or other proceeding which is the subject of this Section 7.11. Notwithstanding anything to the contrary in the Plan, nothing in this Section 7.11 creates, modifies, or eliminates any right, duty, or obligation addressed, resolved, or released pursuant to the Plan.

Section 7.12 Avoidance Actions.

        As of the Effective Date, the Avoidance Actions and all claims arising from or related to the transactions, which are the subject of the Avoidance Actions, shall be settled and released in their entirety in accordance with this Article VII of the Plan.

Section 7.13 Recovery Actions.

        The Recovery Actions are being settled upon Confirmation of the Plan. As of the Effective Date, the Recovery Actions and all claims arising from or related to the transactions, which are the subject of the Recovery Actions, shall be settled and released in their entirety in accordance with this Article VII of the Plan.

Section 7.14 Operations Between the Confirmation Date and the Effective Date.

        The Debtor shall continue to administer the Estate and its Property, subject to the supervision of the Bankruptcy Court, during the period from the Confirmation Date through and until the Effective Date.

Section 7.15 Intentionally Omitted.

Section 7.16 Guaranty of Environmental Claims Against the Debtor.

        The Winning Plan Sponsor shall guarantee the full and prompt payment by the Debtor or Reorganized Debtor of any and all distributions required to be made by the Debtor or the Reorganized Debtor to holders of Environmental Claims arising on or after the Petition Date up to $3,000,000.00. The Winning Plan Sponsor’s provision of the funding required of it pursuant to this Section 7.16 of the Plan may be in the form of a direct cash capital investment in or loan to the Debtor, or such other form as may be determined by the Winning Plan Sponsor.

Section 7.17 Environmental Claims.

        The Reorganized Debtor intends to complete the remediation of the Lockformer Site and will cooperate with the IEPA and USEPA on such remediation. Furthermore, notwithstanding anything herein, any Claims asserted by the IEPA and USEPA for costs, penalties or other amounts shall be treated in accordance with Sections 4.1 and 7 of the Plan, as appropriate, and the Debtor and Reorganized Debtor expressly retain any and all rights to object to or otherwise challenge such Claims.

Section 7.18 Comprehensive Settlement of Claims and Controversies.

        Pursuant to Bankruptcy Rule 9019 and in consideration for the benefits provided under the Plan, the provisions of the Plan, including the releases and discharges, and the injunctions set forth in Section 7.03, will constitute a good faith compromise and settlement of all claims or controversies (including any Recovery Action or Avoidance Action) relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest, the rights of the Debtor or the Estate may have with respect to any Recovery Action or Avoidance Action, or any Distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtor, the Reorganized Debtor, and their respective property and Estate and Claimholders and Interestholders and is fair, equitable and reasonable.

Section 7.19 Vesting of Assets in the Reorganized Debtor.

        Except as otherwise provided in the Plan, pursuant to section 1141(b) and (c) and section 1123(b)(3) of the Bankruptcy Code, on the Effective Date, all of the assets, properties and rights (including Insurance Assets and PRP Actions) of the Debtor owned by the Debtor of every type and description, tangible and intangible, wherever located (except for TCE Trust Assets) shall automatically vest in the Reorganized Debtor, free and clear of all Liens, Claims, rights of setoff, security interests, pledges, encumbrances, adverse rights or interests, covenants, charges, debts and contractually imposed restrictions, and all such Liens, Claims, rights of setoff, security interests, pledges, encumbrances, adverse rights or interests, covenants, charges, debts and contractually imposed restrictions, shall be extinguished except as otherwise provided in the Reorganized Debtor and the Plan. Unless referenced herein, the Reorganized Debtor shall retain all rights on behalf of the Debtor to commence and pursue any and all Causes of Action (under any theory of law or equity, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases) to the extent that the Reorganized Debtor deems appropriate.

ARTICLE VIII

THE TCE TRUST

Section 8.01 Establishment and Purpose of the TCE Trust.

        On the Effective Date, the TCE Trust shall be created and established in accordance with the TCE Trust Agreement (a copy of which is attached hereto as Exhibit 8 and the Plan. The TCE Trust shall be a “qualified settlement fund” within the meaning of section 468B of the Tax Code and the regulations issued pursuant thereto. The purpose of the TCE Trust shall be to, among other things (a) direct the liquidation, resolution, payment, and satisfaction of Class 5.1, Class 5.2, Class 5.3, Class 6.1, Class 6.2 and Class 6.3 Claims in accordance with the Plan, the Claims Resolution Procedures, and the Confirmation Order; and (b) preserve, hold, manage, and maximize the TCE Trust Assets for use in paying and satisfying Allowed Class 5.1, Class 5.2, Class 5.3, Class 6.1, Class 6.2 and Class 6.3 Claims. The Claims Resolution Procedures shall provide for the allowance and payment or disallowance of Class 5.1, Class 5.2, Class 5.3, Class 6.1, Class 6.2 and Class 6.3 Claims.

Section 8.02 Receipt and Vesting of Trust Assets in the TCE Trust.

        Except as otherwise provided in the Plan, pursuant to section 1141(b) and (c) and section 1123(b)(3) of the Bankruptcy Code, on the Effective Date the TCE Trust Assets shall be transferred and automatically vest in the TCE Trust. Any such transfers shall be free and clear of all Liens, Claims, rights of setoff, security interests, pledges, encumbrances, adverse rights or interests, covenants, charges, debts and contractually imposed restrictions, and all such Liens, Claims, rights of setoff, security interests, pledges, encumbrances, adverse rights or interests, covenants, charges, debts and contractually imposed restrictions shall be extinguished except as otherwise provided in the TCE Trust and the Plan; provided, however, that to the extent that certain TCE Trust Assets, because of their nature or because they will accrue subsequent to the Effective Date, cannot be transferred to, vested in, and assumed by the TCE Trust on the Effective Date, such TCE Trust Assets shall be transferred to, vested in, and assumed by the TCE Trust as soon as practicable after the Effective Date. The transfer and vesting of all Causes of Action with respect to TCE Claims shall be subject to any attorney-client privilege, work-product privilege or other privilege or immunity attaching to any documents or communications (whether written or oral). The TCE Trust shall be vested with and have the right to enforce against any Entity any and all of the Debtor’s or Met-Coil’s Causes of Action with respect to any TCE Claim discharged, released, or extinguished under the Plan or the Confirmation Order or not otherwise subject to the TCE Channeling Injunctions, with the proceeds of the recovery of any such Causes of Actions to be deposited in the TCE Trust; provided, however, that nothing herein shall alter, amend, or modify the injunctions (including the TCE Channeling Injunctions), releases, or discharges provided herein. The Trustees shall have the absolute discretion to pursue or not pursue any and all such Causes of Actions as they determine is in the best interests, and for the benefit of, the Creditors who are beneficiaries of the TCE Trust and shall have no liability for the outcome of their decision in this regard.

Section 8.03 Assumption of Certain Liabilities by the TCE Trust and the Reorganized Debtor.

        In consideration of the transfer of the TCE Trust Assets to the TCE Trust in accordance with Section 8.02 herein and in furtherance of the purposes of the TCE Trust and the Plan, the TCE Trust shall assume all liability and responsibility for all Class 5.1, Class 5.2, Class 5.3, Class 6.1, Class 6.2 and Class 6.3 Claims, and the Reorganized Debtor shall have no further financial or other responsibility or liability therefor. Each Class 5.1, Class 5.2, Class 5.3, Class 6.1, Class 6.2 and Class 6.3 will be deemed to have assigned to the Reorganized Debtor, and the Reorganized Debtor will be deemed such Claimholder’s sole attorney in fact, as may be appropriate, to prosecute at the Reorganized Debtor’s sole discretion, any Direct Action. On the Effective Date, all liability and responsibility for all Environmental Claims will be assumed by the Reorganized Debtor, subject to the guaranty of Mestek as provided in Section 7.16 of the Plan.

Section 8.04 Discharge of Liabilities to Holders of TCE Claims.

        Except as otherwise provided in the Restructuring Documents and Confirmation Order, the transfer to, vesting in, and assumption by the TCE Trust of the Trust Assets as contemplated by the Plan, among other things, shall (1) discharge the Debtor and the Reorganized Debtor for and in respect of all TCE Claims and (2) discharge, release, and extinguish all obligations and liabilities of the Protected Parties and their respective Affiliates and subsidiaries, for and in respect of all TCE Claims. The TCE Trust shall assume responsibility and liability for all TCE Claims; the TCE Trust shall be responsible and liable for all obligations owed by the TCE Trust under the Restructuring Transactions; and such Claims shall be paid by the TCE Trust.

Section 8.05 Excess TCE Trust Assets.

        To the extent there are any Trust Assets remaining after the payment, in full, of all Allowed TCE Claims and the payment, in full, of all Trust Expenses, such excess Trust Assets shall be transferred to Mestek.

Section 8.06 Trust Expenses.

        The TCE Trust shall pay all Trust Expenses from the TCE Trust Assets. Neither the Debtor, the Reorganized Debtor, the Met-Coil Affiliates, nor Mestek shall have any obligation to pay any Trust Expenses.

Section 8.07 Selection of the Initial Trustee.

        The Trustee of the TCE Trust shall be identified in the TCE Trust Agreement. All successor Trustees shall be appointed in accordance with the terms of the TCE Trust Agreement. For purposes of performing their duties and fulfilling their obligations under the TCE Trust Agreement and the Plan, each Trustee shall be deemed to be a “party in interest” within the meaning of section 1109(b) of the Bankruptcy Code.

Section 8.08 Advising the TCE Trust.

(a) The Trust Advisor.

        The Trust Advisor shall have the functions and rights provided in the TCE Trust Documents. On or before the Confirmation Date, the Legal Representative shall select the Trust Advisor who will serve from and after the Effective Date until termination of the TCE Trust pursuant to the terms of the Plan, the Confirmation Order and the TCE Trust.

(b) The Legal Representative.

        The Legal Representative shall continue to serve as the Legal Representative pursuant to the TCE Trust Agreement, on and after the Effective Date and through termination of the TCE Trust, and shall have the functions and rights provided in the TCE Trust Documents.

Section 8.09 Books and Records with Respect to TCE Claims.

        Subject to the applicable attorney-client privilege, work-product privilege or other privilege or immunity attaching to any documents or communications (whether written or oral) and to the execution of a reasonably acceptable confidentiality agreement, on the Effective Date or as soon thereafter as is practicable, the Reorganized Debtor shall enter into a cooperation agreement with the TCE Trust pursuant to which the Reorganized Debtor will provide to the TCE Trust the books and records of the Debtor that pertain directly to TCE Claims.

ARTICLE IX

PROVISIONS FOR TREATMENT OF NON-TCE DISPUTED CLAIMS

Section 9.01 Objections to Claims and Interests.

        The Debtor, prior to the Effective Date, and the Reorganized Debtor, on and after the Effective Date, may file with the Bankruptcy Court a written Objection to the allowance of a Claim shall be in writing and may be Filed with the Bankruptcy Court by the Reorganized Debtor, at any time on or before the Claim Objection Deadline, unless another date is established by the Bankruptcy Court or the Plan, as amended. The Reorganized Debtor after the Effective Date shall have the right to petition the Bankruptcy Court for an extension of such dates. Unless otherwise ordered by the Bankruptcy Court, and except with respect to Objections to applications for compensation for fees and reimbursement of expenses Filed by holders of Professional Claims for services rendered on or before the Effective Date as specified in Section 10.03 of the Plan (which Objections may be made in accordance with the applicable Bankruptcy Rules by parties-in-interest), after the Effective Date, the Reorganized Debtor shall have the exclusive right to make and file Objections to and settle, compromise or otherwise resolve Disputed Claims. The Debtor (prior to the Effective Date) and the Reorganized Debtor (on and after the Effective Date) (A) shall serve a copy of each such Objection upon the holder of the Claim to which it pertains and upon the Debtor or the Reorganized Debtor, as appropriate and (B) will prosecute each Objection to a Claim until determined by a Final Order unless the Debtor or the Reorganized Debtor (i) compromises and settles an Objection to a Claim by written stipulation, subject to Bankruptcy Court approval, if necessary, or (ii) withdraws an Objection to a Claim. The failure by the Debtor or the Reorganized Debtor to object to any Claim for voting purposes shall not be deemed a waiver of the rights of the Debtor or the Reorganized Debtor to object to, or re-examine, any such Claim, as applicable, in whole or in part.

Section 9.02 Amendments to Claims and Requests for Payment of Administrative Claims; Claims Filed After the Bar Dates.

        Unless otherwise provided in a Final Order:

(i)

after the Bar Date, a Claim on account of which a Proof of Claim is not timely Filed in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or an Order of the Bankruptcy Court, may not be Filed or amended without the authorization of the Bankruptcy Court; and

(ii)

except as otherwise provided for in Section 10.03 of the Plan, after the Administrative Claims Bar Date, a Claim on account of which a request for payment of Administrative Claims is not timely Filed in accordance with Section 10.02, may not be Filed or amended without the authorization of the Bankruptcy Court. Except as otherwise provided in the Plan, any new or amended Claim Filed after the Bar Date or the Administrative Claims Bar Date (as applicable) shall be deemed Disallowed in full and expunged without any action by the Debtor or the Reorganized Debtor, unless the Claimholder has obtained prior Bankruptcy Court authorization for the Filing. The holder of a Claim which has been Disallowed pursuant to this Section 9.02 shall not receive any distribution on account of such Claim. The Debtor or the Reorganized Debtor shall File with the Bankruptcy Court and serve on the holder of any Claim whose Claim is deemed Disallowed pursuant to this Section 9.02, but whose Proof of Claim or request for payment of an Administrative Claim is subsequently deemed timely Filed or Allowed notwithstanding this Section 9.02 by a Final Order, any Objection to such Claim or request for estimation thereof within ninety (90) days (or such later date as the Bankruptcy Court shall approve) after any such order becomes a Final Order.

Section 9.03 No Payment or Distribution Pending Allowance.

        All references to Claims and Interests and amounts of Claims and Interests refer to the amount of the Claim or Interest Allowed by operation of law, Final Order or the Plan. Accordingly, notwithstanding any other provision in the Plan, no payment or distribution of Property shall be made on account of or with respect to any Non-TCE Claim or portion thereof to the extent it is a Disputed Claim unless and until the Disputed Non-TCE Claim becomes an Allowed Non-TCE Claim, the Claimholder has paid the amount, or the Claimholder turned over any such Property, for which Person, Entity or transferee is liable with respect to any such Avoidance Action. Holders of Disputed Claims whose Claims ultimately become Allowed Claims shall be bound, obligated and governed in all respects by the provisions of this Plan.

Section 9.04 Disputed Distribution.

        If any dispute arises as to the identity of a holder of an Allowed Non-TCE Claim who is to receive any distribution, the Reorganized Debtor or the Disbursing Agent (as applicable), in lieu of making such distribution to such Claimholder, may make such distribution into an escrow account until the disposition thereof shall be determined by a Final Order or by written agreement among the interested parties to such dispute.

Section 9.05 Estimation.

        In order to effectuate distributions pursuant to the Plan and avoid undue delay in the administration of the Estate, the Debtor or the Reorganized Debtor shall have the right, at any time, to seek an order of the Bankruptcy Court, after notice and a hearing (which notice may be limited to the holder of such Disputed Claim and which hearing may be held on an expedited basis), estimating a Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether the Reorganized Debtor has previously objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such Objection. If the Bankruptcy Court estimates any contingent, Disputed or unliquidated Claim or Interest, that estimated amount will constitute either the Allowed Amount of such Claim or Interest or a maximum limitation on such Claim or Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim or Interest, the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim or Interest. All of these Objection and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims as provided in this Section 9.05, the Reorganized Debtor may resolve or adjudicate any Disputed Claim in the manner in which the amount of such Claim and the rights of the Claimholder would have been resolved or adjudicated if the Chapter 11 Case had not been commenced.

Section 9.06 Resolution of Disputed Claims and Interests.

        Except with respect to the rights of the TCE Trust, the sole and exclusive right (i) to initiate and prosecute any Objections to Claims against and any Interests in the Debtor or the Estate, (ii) to request estimation of each such Claim and Interest pursuant to Section 9.05 of the Plan, (iii) to litigate any Objection to Claims or Interests, (iv) to settle or to compromise any Claim or Interest or (v) to withdraw any Objection to any Claim or Interest (other than a Claim or an Interest that is Allowed or deemed to be Allowed pursuant to the Plan or a Final Order) shall vest with the Debtor prior to the Effective Date, and on or after the Effective Date with the Reorganized Debtor.

ARTICLE X

BAR DATES FOR CLAIMS, INCLUDINGADMINISTRATIVE
CLAIMS AND PROFESSIONAL CLAIMS

Section 10.01 Bar Date for Certain Claims.

        Except as otherwise provided in Section 6.04 hereof with respect to executory contracts and unexpired leases, any holder of Claims against the Debtor arising prior to or which may be deemed to have arisen prior to the Petition Date that fails to File such Proof of Claim on or before the Bar Date shall be forever barred, estopped and enjoined from asserting such Claims (or Filing Proofs of Claim with respect thereof) in any manner against the Debtor and its Property, and the Debtor and its Estate shall be forever discharged from all indebtedness or liability with respect to such Claims, and such Claimholders shall not be permitted to vote on the Plan or to participate in any distribution in the Chapter 11 Case on account of such Claims or to receive further notices regarding such Claims and shall be bound by the terms of the Plan.

Section 10.02 Bar Date for Certain Administrative Claims.

        With the exception of applications for compensation for fees and reimbursement of expenses Filed by holders of Professional Claims for services rendered on or before the Effective Date as specified in Section 10.03 hereof, and except as otherwise set forth herein or in an order of the Bankruptcy Court regarding a specific claim, all requests for payment of Administrative Claims shall be Filed by the Administrative Claims Bar Date; provided, however, that no such request or application need be Filed with respect to (i) statutory fee Claims of the U.S. Trustee; (ii) Claims, liabilities or obligations incurred in the ordinary course of the Debtor’s business after the Petition Date unless a dispute exists as to any such liabilities, or unless the provisions of the Bankruptcy Code require the Filing of a request for payment as a precondition to payments being made on any such liability; and (iii) any Claims held by any other party as to whom an order of the Bankruptcy Court has been entered approving a later bar date for Filing Administrative Claims against the Debtor. If requests for payment of Administrative Claims are not timely Filed, the holders of such Claims shall be forever barred, estopped and enjoined from asserting such Claims in any manner against the Debtor or its Property.

Section 10.03 Bar Date for Professionals.

        Applications for compensation for services rendered and reimbursement of expenses incurred by Professionals (i) from the later of the Petition Date or the date on which retention was approved through the Effective Date or (ii) at any time during the Chapter 11 Case when such compensation is sought pursuant to sections 503(b)(3) through (b)(5) of the Bankruptcy Code, shall be Filed no later than forty-five (45) days after the Effective Date or such later date as the Bankruptcy Court approves, and shall be served on (a) counsel to the Debtor (i) Goldberg Kohn Bell Black Rosenbloom & Moritz, Ltd., 55 East Monroe Street, Suite 3700, Chicago, IL 60603, Attn.: Ronald Barliant, Esquire and (ii) Morris, Nichols, Arsht & Tunnell, LLP, 1201 North Market Street, P.O. Box 1347, Wilmington, DE 19899-1347, Attn.: Eric D. Schwartz, Esquire; (c) counsel for Mestek, (x) Greenberg Traurig, P.C., 77 West Wacker Drive, Suite 2500, Chicago, IL 60601, Attn.: Nancy A. Peterman, Esquire and (y) Greenberg Traurig, LLP, The Brandywine Building, 1000 West Street, Suite 1540, Wilmington, Delaware 19801, Attn.: Scott D. Cousins, Esquire; (d) counsel for the Committee, Klehr, Harrison, Harvey, Branzburg & Ellers, 222 Delaware Avenue, Suite 1000, Wilmington, DE 19801, Attn.: Joanne B. Wills, Esquire; (e) counsel for the Legal Representative, Young Conaway Stargatt & Taylor, LLP, The Brandywine Building, 1000 West Street, 17th Floor, Wilmington, DE 19801, Attn.: James L. Patton, Jr., Esquire; and (e) the U.S. Trustee, District of Delaware, 844 North King Street, Room 2311, Lockbox 35, Wilmington, DE 19801, Attn.: Margaret Harrison, Esquire. The Bankruptcy Court will not consider applications that are not timely Filed. The Reorganized Debtor may pay any Professional fees and expenses incurred after the Effective Date without any application to the Bankruptcy Court.

ARTICLE XI

CONDITIONS TO CONFIRMATION AND CONSUMMATION OF THE PLAN

Section 11.01 Conditions to Confirmation.

        The Plan shall not be confirmed unless and until the following conditions have occurred or been duly waived by the Debtor and Mestek (if waivable) pursuant to Section 11.03 below:

(i)	the form and substance of the Confirmation Order shall be satisfactory to the Debtor and Mestek or the Winning Plan Sponsor and will include a finding, determination and ruling that:

(A)	each of the Recovery Actions is the exclusive property of the Debtor as debtor in possession pursuant to section 541 of the Bankruptcy Code;

(B)

the TCE Channeling Injunctions are to be implemented in connection with the TCE Trust in accordance with the Plan and that such injunctions are fair and equitable with respect to the Persons that might subsequently assert Claims against any Protected Party;

(C)	upon the Effective Date, the common stock of the Reorganized Debtor shall vest in the Winning Plan Sponsor, and the Winning Plan Sponsor will own 100% of the voting shares of the Reorganized Debtor;

(D)	the TCE Trust is to use its assets and income to pay TCE Claims;

(E)

the Debtor is likely to be subject to substantial Future Demands for payment arising out of the same or similar conduct or events that gave rise to the TCE Claims, which are addressed by the TCE Channeling Injunctions;

(F)	the actual amounts, numbers and timing of future TCE Claims cannot be determined;

(G)	the pursuit of TCE Claims outside the procedures prescribed by the Plan is likely to threaten the Plan’s purpose to deal equitably with the TCE Claims, Future Demands, and Future TCE Claimants;

(H)

pursuant to court orders or otherwise, the TCE Trust shall operate through mechanisms such as structured, periodic or supplemental payments, pro rata distributions, matrices or periodic reviews of estimates of the numbers and values of TCE Claims or other comparable mechanisms, that provide reasonable assurance that the TCE Trust shall value, and be in a financial position to pay, TCE Claims that involve similar TCE Claims in substantially the same manner;

(I)

the Bankruptcy Court appointed the Legal Representative as part of the Case leading to the issuance of the TCE Channeling Injunctions for the purpose of, among other things, protecting the rights of Persons that might subsequently assert Claims of the kind that are addressed in the TCE Channeling Injunctions and transferred to the TCE Trust;

(J)

each of the Recovery Actions against (i) the Illinois Actions Defendants and the Met-Coil Affiliates and (ii) the other persons or entities as set forth in Section 7.03 of the Plan will be fully settled and released as of the Effective Date;

(K)

with respect to any TCE Personal Injury Claim or any TCE Property Damage Claim that is Allowed by the TCE Trust in accordance with the Claims Resolution Procedures, such allowance shall establish the amount of legal liability against the TCE Trust in the amount of the liquidated value of such Claim;

(L)	the Plan and its exhibits are fair, equitable and a reasonable resolution of the liabilities of the Debtor for TCE Claims;

(M)

the Debtor is authorized to take all actions necessary or appropriate to implement the Plan, including completion of the transactions contemplated by the Restructuring Transactions and the other transactions contemplated by the Plan, and the implementation and consummation of contracts, instruments, releases and other agreements or documents created in connection with the Plan.

(ii)	the Confirmation Order shall have been entered on or before January 26, 2004 or such further date as the Debtor and Mestek shall agree in writing;

(iii)

the Plan shall not have been amended, altered or modified from the Plan as Filed on November 5, 2003, unless such amendment, alteration or modification has been consented to in accordance with Section 14.03 of the Plan;

(iv)	all exhibits to the Plan are in form and substance reasonably satisfactory to the Debtor and Mestek; and

(v)

no litigation has been commenced by the Debtor, any Committee or any Creditor against any of the Illinois Actions Defendants, the Met-Coil Affiliates or any other party to be released pursuant to Section 7.03 of the Plan.

Section 11.02 Conditions to Effective Date.

        The Effective Date shall occur only if (a) the Confirmation Order and other orders specified in Section 11.01 of the Plan shall either have become Final Orders or such orders shall not have been vacated, reversed, stayed, enjoined or restrained by order of a court of competent jurisdiction and (b) the following conditions have been satisfied or duly waived pursuant to Section 11.03 of the Plan:

(i)

the Plan shall not have been amended, altered or modified from the Plan as Filed on November 5, 2003, unless such amendment, alteration or modification has been consented to in accordance with Section 14.03 of the Plan;

(ii)	the Restructuring Documents necessary or appropriate to implement the Plan shall have been executed, delivered and, where applicable, filed with the appropriate Governmental Units;

(iii)	the Effective Date has occurred by January 31, 2004;

(iv)

no litigation has been commenced by the Debtor, any Committee or any Creditor against any of the Illinois Actions Defendants, the Met-Coil Affiliates or any other party to be released pursuant to Section 7.03 of the Plan;

(v)	an order approving the Mejdrech/Schreiber Settlement with respect to the Mejdrech Litigation shall have been entered by the Illinois District Court; and

(vi)	an order approving the Mejdrech/Schreiber Settlement with respect to the Schreiber Litigation shall have been entered by the Illinois District Court.

(vii)	the Subordinated Claims Order shall provide that the subordination of all Class 7 Claims and Class 4.4 Claims is valid and enforceable, and shall approve the subordination provided for the Plan; and

(viii)	an order or judgment is entered holding that neither Mestek nor Formtek are liable under the Honeywell Indemnity Agreement.

Section 11.03 Waiver of Conditions to Consummation.

        The Debtor and Mestek may waive the conditions to Confirmation in Section 11.01 of the Plan and the conditions to the Effective Date in Section 11.02 of the Plan at any time, in writing, without notice or order of the Bankruptcy Court, or any further action other than proceeding to consummation of the Plan; provided, however, that neither the Debtor nor Mestek may jointly waive the condition set forth in Section 11.02(v) of the Plan without the consent of counsel to the Mejdrech Class or the condition set forth Section 11.02(vi) of the Plan without the consent of counsel to Schreiber.

ARTICLE XII

EFFECTS OF CONFIRMATION

Section 12.01 Injunction.

        Except as otherwise expressly provided for in the Plan or the Confirmation Order and to the fullest extent authorized or provided by the Bankruptcy Code, including sections 524 and 1141 thereof, the entry of the Confirmation Order shall, provided that the Effective Date occurs, permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability that is subject to the Plan or who have held, currently hold or may hold an Interest that is subject to the Plan from taking any of the following actions in respect of such Claim, debt or liability or such terminated Interest: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtor or the Reorganized Debtor; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against the Debtor or the Reorganized Debtor; (c) creating, perfecting or enforcing in any manner directly or indirectly, any Lien or encumbrance of any kind against the Debtor or the Reorganized Debtor; (d) asserting any setoff, offset, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtor or the Reorganized Debtor; and (e) proceeding in any manner in any place whatsoever, including employing any process, that does not conform to or comply with or is inconsistent with the provisions of the Plan.

Section 12.02 Exculpation.

        The Exculpated Persons shall not have and shall not incur any liability to any Entity for any act taken or omission made in good faith in connection with or in any way related to Filing, negotiating, prosecuting, administering, formulating, implementing, confirming or consummating the Plan or the Property to be distributed under the Plan, including all activities leading to the promulgation and Confirmation of the Plan, the Disclosure Statement (including any information provided or statements made in the Disclosure Statement or omitted therefrom), or any contract, instrument, release or other agreement or document created in connection with or related to the Plan or the administration of the Debtor or the Chapter 11 Case. The Exculpated Persons shall have no liability to any Creditors or Interestholders for actions taken under the Plan, in connection therewith or with respect thereto, in good faith, including, without limitation, failure to obtain Confirmation of the Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions precedent to confirmation or to the occurrence of the Effective Date. Further, the Exculpated Persons will not have or incur any liability to any Claimholder, Interestholder, or party-in-interest herein or any other Person for any act or omission in connection with or arising out of: (i) administration of the Plan, (ii) the Property to be distributed under the Plan, (iii) the management and operations or activities of the Debtor, (iv) the implementation of any of the transactions provided for, or contemplated in, the Plan, (v) any action taken in connection with either the enforcement of the Debtor’s rights against any Entities or the defense of Claims asserted against the Debtor with regard to the Chapter 11 Case, or (vi) the administration of the Plan or the assets and Property to be distributed pursuant to the Plan, except for gross negligence or willful misconduct as finally determined by a Final Order, and the Exculpated Persons are entitled to rely on, and act or refrain from acting on, all information provided by other Exculpated Persons without any duty to investigate the veracity or accuracy of such information.

Section 12.03 Obligation to Defend Exculpated Persons.

        The Debtor or the Reorganized Debtor, as the case may be, shall, with respect to any action threatened or commenced by a third party against any Exculpated Person relating to the matters to which any such Exculpated Person is entitled to the protections afforded by Section 12.02 of the Plan: (i) pay all defense costs including, without limitation, reasonable attorneys’ fees; provided, however, that choice of counsel must be reasonably acceptable to the Exculpated Person and the Debtor or the Reorganized Debtor, as the case may be; (ii) pay the costs of any settlement; provided, however, that any such settlement must be consented to by the Debtor or the Reorganized Debtor, as the case may be, which consent shall not be unreasonably withheld; and (iii) pay any judgment. Notwithstanding the foregoing, the obligations of the Debtor or the Reorganized Debtor, as the case may be, set forth above shall terminate with respect to any Exculpated Person to the extent that such Exculpated Person is not entitled to the protections afforded by Section 12.02 of the Plan. In such event, such Exculpated Person shall reimburse the Debtor or the Reorganized Debtor, as the case may be, for all payments made pursuant to this Section 12.03.

Section 12.04 Discharge of Claims and Interests.

        No Claimholder against or Interestholder in the Debtor may, on account of such Claim or Interest, seek or receive any payment or other distribution from, or seek recourse against, the Debtor, the Reorganized Debtor, the Protected Parties, the TCE Trust or their respective properties or any assets previously distributed or to be distributed on account of any Allowed Claim except as otherwise provided herein.

Section 12.05 Other Documents and Actions.

        The Debtor, the Reorganized Debtor and the Trustees are authorized to execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan.

Section 12.06 Term of Injunctions or Stays.

        Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under sections 105(a) or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until replaced by the TCE Channeling Injunctions, discharged or released on the Effective Date.

Section 12.07 Preservation of Insurance.

        Except as necessary to be consistent with the Plan, the Plan and the discharge provided herein shall not diminish or impair (A) the enforceability of any duty, obligation or right of any insurer under the Insurance Policies that would otherwise be owed to the Debtor absent the Plan or the TCE Trust; or (B) the continuation of workers’ compensation programs in effect, including self-insurance programs.

Section 12.08 Guaranties.

        Notwithstanding the existence of guaranties by the Debtor of obligations of any Entity or Entities, and the Debtor’s joint obligations with another Entity or Entities with respect to the same obligations, all Claims against the Debtor based upon any such guaranties shall be satisfied, discharged and released in the manner provided in this Plan, and the Claimholders shall be entitled to only one distribution with respect to any given obligation of the Debtor.

Section 12.09 Waiver of Subordination Rights.

        Any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other Creditor, and shall not be subject to levy, garnishment, attachment or other legal process by any holder by reason of claimed contractual subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise. All subordination rights that a Claimholder or Interestholder may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to Property distributed under the Plan, in each case other than as provided in the Plan. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

ARTICLE XIII

RETENTION OF JURISDICTION

Section 13.01 Exclusive Jurisdiction of Bankruptcy Court.

        Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain after the Effective Date exclusive jurisdiction of all matters arising out of, arising in or related to, the Chapter 11 Case to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

(i)

allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest (whether Filed before or after the Effective Date and whether or not contingent, Disputed or unliquidated), including the compromise, settlement and resolution of any request for payment of any Administrative Claim or Priority Claim, the resolution of any Objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan and to hear and determine any other issue presented hereby or arising hereunder, including during the pendency of any appeal relating to any Objection to such Claim or Interest (to the extent permitted under applicable law);

(ii)

grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Plan or under sections 330, 331, 503(b), 507(a)(1), 1103, and 1129(a)(4) of the Bankruptcy Code, for periods ending on or before the Effective Date;

(iii)

hear, determine and adjudicate any and all motions, applications, suits, adversary proceedings, contested matters and other litigated matters pending on, Filed or commenced after the Effective Date that may be commenced by the Reorganized Debtor on behalf of the Debtor thereafter, or to otherwise recover on account of any claim or Cause of Action that the Debtor may have, and all controversies and issues arising from or relating to any of the foregoing;

(iv)

determine and resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom including the amount of any cure payments to be paid;

(v)	hear, determine and resolve any matters and disputes related to the Restructuring Transactions or the Alternative Restructuring Transactions;

(vi)

ensure that all payments due under the Plan and performance of the provisions of the Plan are accomplished as provided herein and resolve any issues or disputes relating to distributions to holders of Allowed Claims pursuant to the provisions of the Plan;

(vii)

construe, take any action and issue such orders, prior to and following the Confirmation Date and consistent with section 1142 of the Bankruptcy Code, as may be necessary for the enforcement, implementation, execution and consummation of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, including, without limitation, the Disclosure Statement and the Confirmation Order, for the maintenance of the integrity of the Plan and protection of the Reorganized Debtor in accordance with sections 524 and 1141 of the Bankruptcy Code following consummation;

(viii)

determine and resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, implementation or enforcement of the Plan (and all exhibits to the Plan), the TCE Trust or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan and the indemnification and injunction provisions set forth in and contemplated by the Plan or the Confirmation Order, or any Entity’s rights arising under or obligations incurred in connection therewith;

(ix)

modify, reconcile or cure any defect or omission in the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code and Section 14.03 hereof or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code and the Plan;

(x)

issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(xi)

hear and determine all disputes involving the existence, nature, or scope of the injunctions (including the TCE Channeling Injunctions), discharges and releases provided herein or to enforce all orders previously entered by the Bankruptcy Court;

(xii)	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(xiii)

determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan;

(xiv)	determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(xv)	hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code;

(xvi)	continue to enforce the automatic stay through the Effective Date and the TCE Channeling Injunctions on and after the Effective Date;

(xvii)

hear and determine (A) disputes arising in connection with the interpretation, implementation or enforcement of the Plan or (B) issues presented or arising under the Plan, including disputes among holders and arising under agreements, documents or instruments executed in connection with the Plan;

(xviii)	enter a Final Order closing the Chapter 11 Case or converting the Chapter 11 Case into a chapter 7 case;

(xix)	determine and resolve controversies related to the Disbursing Agent;

(xx)	enter any orders necessary to effectuate the transactions in Article VII hereof;

(xxi)	hear and determine any other matter relating to this Plan;

(xxii)	enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated; and

(xxiii)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

Section 13.02 Non-Exclusive Jurisdiction of Bankruptcy Court.

        Following the Effective Date, the Bankruptcy Court will retain non-exclusive jurisdiction of the Chapter 11 Case to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

(i)	recover all assets of the Debtor and Property of the Estate, wherever located;

(ii)

hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters with respect to the Debtor or the Estate arising prior to the Effective Date or relating to the period of administration of the Chapter 11 Case, including, without limitation, matters concerning federal, state and local taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; and

(iii)	hear any other matter not inconsistent with the Bankruptcy Code.

Section 13.03 Failure of Bankruptcy Court to Exercise Jurisdiction.

        If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter arising under, arising in or related to the Debtor, including with respect to the matters set forth above in Section 13.01 and Section 13.02 hereof, this Article XIII shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.01 Binding Effect of Plan.

        The provisions of the Plan shall be binding upon and inure to the benefit of the Debtor, the Estate, the Reorganized Debtor, the Met-Coil Affiliates, the TCE Trust, the Trustees, the Legal Representative, the Trust Advisors and any Claimholder or Interestholder treated herein or any Entity named or referred to in the Plan and each of their respective heirs, executors, administrators, representatives, predecessors, successors, assigns, agents, officers and directors, and, to the fullest extent permitted under the Bankruptcy Code and other applicable law, each other Person affected by the Plan.

Section 14.02 Withdrawal or Revocation of the Plan.

        The Debtor and Mestek reserve the right, at any time prior to the substantial consummation (as that term is defined in section 1101(2) of the Bankruptcy Code) of the Plan, to revoke or withdraw the Plan. If the Plan is revoked or withdrawn or if the Confirmation Date does not occur, the Plan shall be null and void and have no force and effect. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claim by or against the Debtor or any other Person or to prejudice in any manner the rights of the Debtor, the Reorganized Debtor or any Entity in any further proceedings involving the Debtor.

Section 14.03 Modification of the Plan.

        The Debtor and Mestek may alter, amend or modify the Plan under section 1127 of the Bankruptcy Code or as otherwise permitted at any time prior to the Effective Date. After the Confirmation Date and prior to the substantial consummation of the Plan, and in accordance with the provisions of section 1127(b) of the Bankruptcy Code and the Bankruptcy Rules, the Debtor, Mestek and any party in interest may, so long as the treatment of Claimholders or Interestholders under the Plan is not adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002.

Section 14.04 Final Order.

        Except as otherwise expressly provided in the Plan, the Debtor and Mestek may waive any requirement in the Plan for a Final Order upon written notice to the Bankruptcy Court. No such waiver shall prejudice the right of any party in interest to seek a stay pending appeal of any order that is not a Final Order.

Section 14.05 Business Days.

        If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

Section 14.06 Severability.

        Should the Bankruptcy Court determine, prior to the Confirmation Date, that any provision of the Plan is either illegal on its face or illegal as applied to any Claim or Interest, such provision shall be unenforceable as to all Claimholders or Interestholders or to the specific Claimholder or Interestholder, as the case may be, as to which the provision is illegal. Unless otherwise determined by the Bankruptcy Court, such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan. The Debtor and Mestek reserve the right not to proceed with Confirmation or consummation of the Plan if any such ruling occurs.

Section 14.07 Governing Law.

        EXCEPT TO THE EXTENT THAT THE BANKRUPTCY CODE OR BANKRUPTCY RULES OR OTHER FEDERAL LAWS ARE APPLICABLE, AND SUBJECT TO THE PROVISIONS OF ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT ENTERED INTO IN CONNECTION WITH THE PLAN INCLUDING, BUT NOT LIMITED TO THE TCE TRUST AGREEMENT, THE TCE TRUST DOCUMENTS AND THE RESTRUCTURING DOCUMENTS, THE CONSTRUCTION, IMPLEMENTATION AND ENFORCEMENT OF THE PLAN AND ALL RIGHTS AND OBLIGATIONS ARISING UNDER THE PLAN SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS-OF-LAW PRINCIPLES WHICH WOULD APPLY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF DELAWARE OR THE UNITED STATES OF AMERICA.

Section 14.08 Payment of Statutory Fees.

        All statutory fee Claims of the U.S. Trustee, as determined, if necessary, by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

Section 14.09 Notices.

        Any notice required or permitted to be provided under this Plan shall be in writing and served by either (i) certified mail, return receipt requested, postage prepaid, (ii) hand delivery, or (iii) reputable overnight delivery service, freight prepaid, to be addressed as follows:

      If to the Reorganized Debtor:

      Met-Coil Systems Corporation711
Ogden AvenueLisle,
IL 60532-1399Attn.:
Mr. Charles Kuoni

      With a copy to

Goldberg Kohn Bell Black Rosenbloom and Moritz, Ltd. 55 East Monroe Street, Suite 3700 Chicago, IL 60603 Attn.: Ronald Barliant, Esquire - and - Morris, Nichols, Arsht and Tunnell 1201 North Market Street P.O. Box 1347 Wilmington, DE 19899-1347 Attn.: Eric D. Schwartz, Esquire

      If to Mestek, Inc.:

      Mestek, Inc.260
North Elm StreetWestfield,
MA 01085

      Attn.: J. Nicholas Filler, Esquire

      With a copy to

Greenberg Traurig, P.C. 77 West Wacker Drive Suite 2500 Chicago, IL 60601 Attn.: Nancy A. Peterman, Esquire - and - Greenberg Traurig, LLP The Brandywine Building 1000 West Street, Suite 1540 Wilmington, Delaware 19801 Attn.: Scott D. Cousins, Esquire

      If to the Legal Representative:

      Eric D. Green, Esquirec/o
Resolutions LLC155
Federal AvenueBoston,
MA 02110

      With a copy to

Young Conaway Stargatt and Taylor, LLP The Brandywine Building 1000 West Street, 17th Floor Wilmington, DE 19801 Attn.: James L. Patton, Jr., Esquire

      If to the United States Trustee:

      Office of the United States TrusteeDistrict
of Delaware844
North King Street, Room 2311Wilmington,
DE 19801Attn.:
Margaret Harrison, Esquire

Section 14.10 Filing of Additional Documents.

        On or before substantial consummation of the Plan, the Debtor shall issue, execute, deliver, and File with the Bankruptcy Court or record any agreements and other documents, and take any action as may be necessary or appropriate to effectuate, consummate and further evidence the terms and conditions of the Plan.

Section 14.11 Intentionally Omitted.

Section 14.12 No Interest.

        Unless otherwise specifically provided for in the Plan or Confirmation Order or Allowed by a Final Order, postpetition interest shall not accrue or be paid on Claims, and no Claimholder or Interestholder shall be entitled to such interest or any penalty or late charge accruing on or after the Petition Date on any such Claim or Interest. Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Petition Date to the date paid with respect to such Claim once Allowed.

Section 14.13 No Attorneys’ Fees.

        No attorneys’ fees will be paid by the Debtor with respect to any Claim or Interest except as expressly specified herein or Allowed by a Final Order.

Section 14.14 Defenses with Respect to Unimpaired Claims.

        Except as otherwise provided in the Plan, nothing shall affect the rights and legal and equitable defenses of the Debtor, with respect to any Unimpaired Claim, including but not limited to all rights in respect of legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

Section 14.15 No Injunctive Relief.

        No Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable or prospective relief.

Section 14.16 No Admissions.

        Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed an admission by the Debtor or Mestek with respect to any matter set forth herein, including, without limitation, liability on any Claim or Interest or the propriety of any classification of any Claim or Interest.

Section 14.17 Entire Agreement.

        The Plan sets forth the entire agreement and undertakings relating to the subject matter hereof and supersedes all prior discussions and documents. Neither the Debtor nor Mestek shall be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein or as the parties may hereafter agree in writing.

Section 14.18 Waiver.

        The Debtor and Mestek reserve the right, in their respective sole discretions, to waive any provision of this Plan to the extent such provision is for the sole benefit of the Debtor.

Section 14.19 Plan Supplement.

        Upon its Filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Claimholders or Interestholders may obtain a copy of the Plan Supplement upon written request to counsel to the Debtor at the address set forth in Section 14.09 of the Plan.

Section 14.20 Waiver of Automatic Stay to Enforce Judgment.

        The Debtor or Mestek may request that the Confirmation Order include (i) a finding that Federal Rule of Civil Procedure 62(a), Bankruptcy Rule 7062 and Bankruptcy Rule 3020(e) shall not apply to the Confirmation Order and (ii) authorization for the Debtor to consummate the Plan immediately after entry of the Confirmation Order.

Section 14.21 Section 1146 Exemption.

        To the fullest extent permitted under section 1146(c) of the Bankruptcy Code, the assignment or surrender of any unexpired lease, sublease or executory contract, or the delivery, making, filing, or recording of any deed or other instrument of transfer, or the issuance, transfer, or exchange of any Security under the Plan, including, without limitation, the beneficial interests in the TCE Trust Agreement, or the execution, delivery or recording of an instrument of transfer under the Plan, or the revesting, transfer or sale of any real or other Property of or to the Debtor or the TCE Trust, whether arising prior or subsequent to the Confirmation Date, including any deeds, bills of sale or assignments executed in connection with any disposition of assets contemplated by this Plan shall not be subject to any stamp tax, real estate transfer, mortgage, recording or other similar tax. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or Governmental Units in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, mortgage recording tax, intangible tax or similar tax.

Section 14.22 Dissolution of Committees.

        On the Effective Date, any Committee shall be automatically dissolved and all members, Professionals and agents of such Committee shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Debtor, the Chapter 11 Case, the TCE Trust, the Plan or its implementation.

CONFIRMATION REQUEST

        The Debtor and Mestek hereby request Confirmation of the Plan pursuant to section 1129(a) or, in the event that the Plan is not accepted by each of those Classes of Claims and Interests entitled to vote, section 1129(b) of the Bankruptcy Code.

Dated: November 5, 2003

MET-COIL SYSTEMS CORPORATION, MESTEK, INC.

Debtor and Debtor-in-Possession

By: ......... By: ......... Name: ......... Name: ......... Title: ........ Title: ........

EXHIBIT 1

To

Chapter 11 Plan of ReorganizationProposed
by Met-Coil Systems Corporation

and Mestek, Inc., as Co-Proponents, dated November 5, 2003

GLOSSARY OF TERMS

EXHIBIT 2

To

Chapter 11 Plan of ReorganizationProposed
by Met-Coil Systems Corporation

and Mestek, Inc., as Co-Proponents, dated November 5, 2003

      LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED BY THE REORGANIZED DEBTOR

[TO FOLLOW]

EXHIBIT 3

To

Chapter 11 Plan of ReorganizationProposed
by Met-Coil Systems Corporation

and Mestek, Inc., as Co-Proponents, dated November 5, 2003

BENEFITS PLANS TO BE ASSUMED BY THE REORGANIZED DEBTOR

EXHIBIT 4

To

Chapter 11 Plan of ReorganizationProposed
by Met-Coil Systems Corporation

and Mestek, Inc., as Co-Proponents, dated November 5, 2003

COLLECTIVE BARGAINING AGREEMENTS TO BE ASSUMED BY THE REORGANIZED DEBTOR

EXHIBIT 5

To

Chapter 11 Plan of ReorganizationProposed
by Met-Coil Systems Corporation

and Mestek, Inc., as Co-Proponents, dated November 5, 2003

SCHEDULE OF SETTLING INSURERS AND SETTLING POTENTIALLY RESPONSIBLE PARTIES

EXHIBIT 6

To

Chapter 11 Plan of ReorganizationProposed
by Met-Coil Systems Corporation

and Mestek, Inc., as Co-Proponents, dated November 5, 2003

SCHEDULE OF INDEMNIFICATION AGREEMENTSFOR
SECTION 6.06 OF THE PLAN

[TO FOLLOW]

EXHIBIT 7

To

Chapter 11 Plan of ReorganizationProposed
by Met-Coil Systems Corporation

and Mestek, Inc., as Co-Proponents, dated November 5, 2003

FORM OF INSURANCE RECOVERY AND CONTRIBUTION ACTION ASSIGNMENT

[TO FOLLOW]

EXHIBIT 8

To

Chapter 11 Plan of ReorganizationProposed
by Met-Coil Systems Corporation

and Mestek, Inc., as Co-Proponents, dated November 5, 2003

TCE TRUST AGREEMENT

[TO FOLLOW]

GLOSSARY OF TERMS

        “Administrative Claim” means a Claim for (a) any postpetition cost or expense of administration (including, without limitation, the fees and expenses of Professionals) of the Chapter 11 Case, which is made under Sections 503, 507(a)(1), 507(b) or 1114(c)(2) of the Bankruptcy Code including, but not limited to (i) any actual and necessary postpetition cost or expense of preserving the Estate or operating the business of the Debtor, (ii) any payment to be made under the Plan to cure a default on an assumed executory contract or assumed unexpired lease, (iii) any postpetition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtor in the ordinary course of its business, (iv) any postpetition actual and necessary costs and expenses of operating the business of the Debtor, (v) compensation or reimbursement of expenses of Professionals to the extent Allowed by the Bankruptcy Court, (vi) reimbursement of expenses of the members of any Committee to the extent Allowed by the Bankruptcy Court, and (vii) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order under Section 546(c)(2)(A) of the Bankruptcy Code; and (b) any fee or charge assessed against the Estate under chapter 123 of title 28 of the United States Code.

        “Administrative Claims Bar Date” means those dates established as the last day for Filing all requests for payment of Administrative Claims, including Professional Claims, pursuant to Sections 10.02 and 10.03 of the Plan.

        “Affiliate” means (A) an Entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the Debtor, other than an Entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities or (ii) solely to secure a debt, if such Entity has not in fact exercised such power to vote; (B) a corporation 20 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the Debtor, or by an Entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the Debtor, other than an Entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities, or (ii) solely to secure a debt, if such Entity has not in fact exercised such power to vote; (C) a Person whose business is operated under a lease or operating agreement by the Debtor, or a Person substantially all of whose property is operated under an operating agreement with the Debtor; or (D) an Entity that operates the business or substantially all of the property of the Debtor under a lease or operating agreement.

        “AG Action” means People of the State of Illinois v. Lockformer, et al., (Case No. 01 CH 0062).

        “AG Plaintiffs” means the Illinois Attorney General and the DuPage County Illinois State’s Attorney.

        “Agreed Order” means that certain order entered in the AG Action on January 22, 2001.

        “AlliedSignal” means AlliedSignal, Inc., predecessor to Honeywell.

        “Allowed” means any Claim or Interest or portion thereof, to the extent such Claim or Interest or any portion thereof is not Disputed, Disallowed or a Subordinated Unsecured Claim (a) proof of which (i) was timely Filed with the Debtor’s duly appointed claims agent, (ii) was deemed timely Filed pursuant to Section 1111(a) of the Bankruptcy Code, or (iii) by a Final Order, was not required to be Filed; (b) which has been, or hereafter is, listed in the Schedules as liquidated in an amount other than zero and not Disputed or contingent (or as to which the applicable Proof of Claim has been withdrawn or Disallowed); and (c) which has been allowed (whether in whole or in part) by a Final Order (but only to the extent so allowed) of the Bankruptcy Court (or such other court as the Debtor and the Claimholder or Interestholder agree may adjudicate such Claim or Interest and objections thereto), and, in (a), (b) and (c) above, as to which no Objection to the allowance thereof, or action to subordinate, avoid, classify, reclassify, expunge, estimate or otherwise limit recovery with respect thereto, has been Filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order; (d) which is allowed under or pursuant to the terms of the Plan; (e) which arises from the recovery of property under Sections 550 or 553 of the Bankruptcy Code which has been allowed in accordance with Section 503(h) of the Bankruptcy Code; or (f) which is a Professional Claim for which a fee award amount has been approved by a Final Order of the Bankruptcy Court; provided, however, that Claims temporarily allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed” hereunder.

        “Allowed Claim” means a Claim that is Allowed.

        “Allowed __ Claim” means, with respect to any specified Class or type of Claim, whether a classified Claim or an Unclassified Claim, that the referenced Claim is an Allowed Claim.

        “Alter-Ego Claims” means any and all Claims against Mestek, Formtek or any other Met-Coil Affiliate under alter-ego, corporate-veil, vicarious liability, unity of interest, de facto merger, substantive consolidation theories or other similar theories.

        “Alternative Restructuring Transaction” means the purchase of the New Common Stock, the Insurance Assets and the Contribution Actions by a Winning Plan Sponsor other than Mestek.

        “Alternative Restructuring Transaction Consideration” means the aggregate amounts proposed to be paid by a Potential Alternative Plan Sponsor in an Alternative Restructuring Transaction.

        “Alternative Restructuring Deposit Amount” means the deposit to be made by an Alternative Plan Sponsor that is equal to ten percent (10%) of the total investment proposed to be paid by any Qualified Alternative Plan Sponsor at the time of the submission of its Alternative Restructuring Proposal, which deposit shall be in Cash to be held in an escrow account at a financial institution designated by the Debtor and subject to an escrow agreement in form and substance satisfactory to the Debtor.

        “Alternative Plan Proposal” means a proposal by a Potential Alternative Plan Sponsor to consummate an Alternative Restructuring Transaction and to fund the Plan in accordance with Section 7.01 of the Plan.

        “Alternative Plan Proposal Deadline” means January __, 2004 at 4:00 p.m. Wilmington Delaware time, which is the date and time by which a proposal for a higher or better Alternative Restructuring Transaction must be submitted by a Qualified Alternative Plan Sponsor.

        “Assumed Contracts” means (a) the executory contracts and leases identified on Exhibit 2 of the Plan (as may be modified in accordance with Section 6.01 of the Plan) to be assumed by the Reorganized Debtor on the Effective Date; (b) the Benefits Plans identified on Exhibit 3 of the Plan to be assumed by the Reorganized Debtor on the Effective Date; and (c) the Collective Bargaining Agreements identified on Exhibit 4 of the Plan to be assumed by the Reorganized Debtor on the Effective Date.

        “Auction” means the auction, if any, to be held on January __, 2004 at ______ at the law offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware 19899.

        “Avoidance Actions” means any and all Causes of Action (whether direct or derivative) which a trustee, the Debtor, the Estate or other appropriate party in interest may assert under Sections 544, 545, 547, 548, 549, 550, 551 and 553(b) of the Bankruptcy Code, or under related state or federal statutes or common law, including fraudulent transfer laws, whether or not litigation is commenced to prosecute such Claims (other than those which are released or dismissed as part of and pursuant to the Plan), including the Debtor’s rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted; provided, however, that the term “Avoidance Actions” shall not include Recovery Actions.

        “Ballot” means the ballot accompanying the Disclosure Statement upon which holders of Impaired Claims entitled to vote on the Plan shall indicate their acceptance or rejection of the Plan in accordance with the instructions regarding voting.

        “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as in effect on the Petition Date, together with all amendments and modifications thereto that are applicable to the Chapter 11 Case.

        “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or, if such court ceases to exercise jurisdiction over the Chapter 11 Case and related proceedings, the court or adjunct thereof that exercises jurisdiction over the Chapter 11 Case.

        “Bankruptcy Rules” means (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under Section 2075 of title 28 of the United States Code, (ii) the applicable Federal Rules of Civil Procedure, as amended and promulgated under Section 2072 of title 28 of the United States Code, (iii) the applicable Local Rules of Civil Practice and Procedure of the United States District Court for the District of Delaware, and (iv) any standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, together with all amendments and modifications thereto that are applicable to the Chapter 11 Case or proceedings therein, as the case may be.

        “Bar Date” means November 14, 2003 or such other date (or dates) set by the Bankruptcy Court as the last day for Filing a Proof of Claim against the Debtor in the Chapter 11 Case.

        “Baseline Bid” means the amount of the highest and best offer received by the Debtor, by the Alternative Plan Proposal Deadline as determined by the Debtor in its sole discretion.

        “Benefits Plans” means the Debtor’s 401(k) savings plans, profit sharing, retirement plans or benefits (whether frozen or otherwise), health care plans, performance-based incentive plans, workers’ compensation programs and life, disability, and other employment-related insurance plans and other employee benefit plans, policies, and programs of the Debtor applicable to its directors, officers or employees in effect as of the Effective Date, and as identified on Exhibit 3 of the Plan.

        “Board of Directors” means the Board of Directors of the Debtor or the Reorganized Debtor, as the case may be, as it may exist from time to time.

        “Business Day” means any day which is not a Saturday, a Sunday, a “legal holiday” as defined in Bankruptcy Rule 9006(a), or a day on which banking institutions in the State of Delaware are authorized or obligated by law, executive order or governmental decree to be closed.

        “Capital Contribution” means, in the event Mestek is the Winning Plan Sponsor, the amounts paid or contributed to the Reorganized Debtor by Mestek on the Effective Date in order to fund, in part, distributions under the Plan including (i) contribution of its Class 3.2 Claims and its Class 4.3 Claims, (ii) funding to the extent necessary of the amounts for distributions to holders of Class 4.1 Claims, Class 4.2 Claims, Class 5.1 Claims, Class 5.2 Claims, Class 6.1 Claims and Class 6.2 Claims, (iii) funding of the Unsecured Claims Distribution Fund, (iv) funding of the TCE Trust; and (v) funding of any additional amount necessary to adequately capitalize the Reorganized Debtor. The Capital Contribution shall consist of Cash and non-Cash consideration contributed by Mestek.

        “Capital Stock” means (i) with respect to any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation and (ii) with respect to any other Entity, any share, membership, or other percentage interest, unit of participation, or other equivalent (however designated) of any equity interest in that Entity.

        “Calendar Quarter” means any consecutive three (3) month period ending on any March 31, June 30, September 30 or December 31, provided that the first Calendar Quarter shall be deemed to be the period commencing on the Effective Date and ending on the first day that is (x) the last day of such a three (3) month period and (y) more than sixty days after the Effective Date.

        “Cash or $” means money, currency and coins, negotiable checks, balances in bank accounts and other lawful currency of the United States of America and its equivalents.

        “Causes of Action” means any and all actions, claims, rights, defenses, third-party claims, indemnity claims, contribution claims, damages, executions, demands, crossclaims, counterclaims, suits, causes of action, choses in action, controversies, agreements, promises, rights to legal remedies, proceedings, rights to equitable remedies, accounts, rights to payment and claims whatsoever, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, and whether in the nature of or sounding in tort, or under contract, warranty, or any other theory of law, equity, or admiralty and whether direct or derivative.

        “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as codified in title 42 of the United States Code, 42 U.S.C. §§ 9601-9675.

        “Chapter 11 Case” means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court on the Petition Date.

        “Claim” means, as against the Debtor, any (i) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        “Claimholder” means the holder of a Claim.

        “Claim Objection Deadline” means, unless extended by the Reorganized Debtor in accordance with Section 9.01 of the Plan, the later of (a) the 90th day following the Effective Date, (b) the 90th day following any Bar Date or (c) such other date set by order of the Bankruptcy Court.

        “Claims Resolution Procedures” means the procedures established in accordance with the Plan and the Confirmation Order, substantially in the form annexed to the TCE Trust as Exhibit B thereto, as may be modified from time to time.

        “Class” means each class, subclass or category of Claims or Interests as defined in Article II of the Plan.

        “Collective Bargaining Agreements” means the collective bargaining agreements with the Debtor, identified on Exhibit 4 of the Plan.

        “Committee” means any committee appointed in the Chapter 11 Case pursuant to Section 1102(a) of the Bankruptcy Code by the United States Trustee, as the membership of such committee is from time to time constituted and reconstituted.

        “Confirmation” means the entry by the Bankruptcy Court of the Confirmation Order.

        “Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court with respect to the Chapter 11 Case within the meaning of the Bankruptcy Rules 5003 and 9021.

        “Confirmation Hearing” means the hearing held before the Bankruptcy Court to consider Confirmation of the Plan pursuant to Sections 1128(a) and 1129 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

        “Confirmation Notice” means the notice of the Confirmation Hearing.

        “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

        “Contingent Claims” means a Claim which is either contingent or unliquidated on or immediately before the Confirmation Date.

        “Contributor Settlement Agreements” means any settlement agreement reached between the Debtor (before the Effective Date) or the Reorganized Debtor (on or after the Effective Date) and a Settling Contributor whereby a Settling Contributor agrees to make a Cash payment to the Debtor or the Reorganized Debtor in exchange for the TCE Channeling Injunction.

        “Contribution Actions” means collectively the LeClercq Contribution Action, the Mejdrech Contribution Action and any actions that may be brought by the Debtor or the Reorganized Debtor against a third party for contribution with respect to TCE.

        “Contribution Third-Party Defendants” means collectively the LeClercq Contribution Third-Party Defendants, the Mejdrech Contribution Third-Party Defendants and any others that are sued.

        “Creditor” means (A) an Entity that has a Claim against the Debtor that arose at the time of or before the order for relief concerning the Debtor; (B) an Entity that has a Claim against the Estate of a kind specified in Section 341(d), 502(f), 502(g), 502(h) or 502(i) of the Bankruptcy Code; or (C) an Entity that has a community Claim.

        “Convenience Claims” mean all Allowed Unsecured Claims (a) in the amount of $5,000.00 or less or (b) whereby the holder of such Claim agrees to voluntarily reduce the amount of such Claim to $5,000.00 or less.

        “Day(s)” means, unless expressly otherwise provided, calendar day(s).

        “Debtor” means Met-Coil Systems Corporation as debtor-in-possession.

        “Deficiency Claim” means any portion of a Claim to the extent (i) the value of the holder’s interest in the Property securing such Claim is less than the amount of the Claim or (ii) the amount of a Claim subject to setoff is less than the Allowed Amount of the Claim, each as determined by the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code.

        “DeVane Action” means that certain action commenced on behalf of homeowners not included in the LeClercq Class Action, in the Circuit Court for the 18th Judicial Circuit, DuPage County against Met-Coil, and Honeywell entitled DeVane, et al. v. Lockformer, et al. (Case No. 01 L 377).

        “DIP Claims” means all Claims of the DIP Lender against the Debtor arising under the DIP Order.

        “DIP Facility” means the debtor-in-possession financing provided under the DIP Order.

      “DIP Lender” means Mestek.

        “DIP Loan Agreement” means that certain First Amended Post-Petition Loan Agreement between the Debtor and Mestek, as amended or modified from time to time.

        “DIP Loan Documents” means the Loan Documents as defined in the DIP Loan Agreement.

        “DIP Order” means that certain “Final Order Authorizing the Debtor to (A) Use Cash Collateral and Grant Replacement Liens and (B) Obtain Post-Petition Financing Pursuant to 11 U.S.C. § 364(c) of the Bankruptcy Code,” dated October 24, 2003.

        “DIP Refinancing” means in the event that a Potential Alternative Plan Sponsor becomes the Winning Plan Sponsor that the Winning Plan Sponsor will (i) pay in full, in Cash the obligations of the Debtor pursuant to the DIP Order and the DIP Loan Agreement within three (3) business days after designation by the Debtor of the Qualified Alternative Plan Sponsor as the Winning Plan Sponsor and (ii) provide for the replacement of the DIP Facility for the remaining term of the DIP Loan Agreement.

        “Direct Action” means any Cause of Action or right to bring a Cause of Action possessed by a TCE Claimholder against an Insurance Company on account of such TCE Claimholder’s Class 5.1, Class 5.2, Class 5.3, Class 6.1, Class 6.2 or Class 6.3 Claim, whether arising by contract, the laws of any jurisdiction or otherwise.

        “Disallowed” means, with respect to any Claim or Interest or portion thereof, any Claim against or Interest in the Debtor which: (i) has been disallowed, in whole or part, by a Final Order; (ii) has been withdrawn by agreement of the holder thereof and either the Debtor or the Reorganized Debtor, in whole or in part; (iii) has been withdrawn, in whole or in part, by the holder thereof; (iv) if listed in the Schedules as zero or as Disputed, contingent or unliquidated and in respect of which a Proof of Claim or a Proof of Interest, as applicable, has not been timely Filed or deemed timely Filed pursuant to the Plan, the Bankruptcy Code or any Final Order or other applicable law; (v) has been reclassified, expunged, subordinated or estimated to the extent that such reclassification, expungement, subordination or estimation results in a reduction in the Filed amount of any Proof of Claim or Proof of Interest; (vi) is evidenced by a Proof of Claim or a Proof of Interest which has been Filed, or which has been deemed to be Filed under applicable law or order of the Bankruptcy Court or which is required to be Filed by order of the Bankruptcy Court but as to which such Proof of Claim or Proof of Interest was not timely or properly Filed; (vii) is unenforceable against the Debtor and the Property of the Debtor, under any agreement or applicable law for a reason other than because such Claim is contingent or unmatured; (viii) includes unmatured interest, penalties or late charges; (ix) is for a tax assessed against Property of the Estate, to the extent such Claim exceeds the value of the interest of such Estate in such Property; (x) is for services of an Insider or attorney of the Debtor, to the extent such Claim exceeds the reasonable value of such services; (xi) is for a debt that is unmatured on the date of the Petition Date, (xii) exceeds (A) the rent reserved by a lease of real property, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of (x) the Petition Date and (y) the date on which such lessor repossessed, or the lessee surrendered, the leased property; plus (B) any unpaid rent due under such lease, without acceleration, on the earlier of such dates (to the extent such Claim is the Claim of a lessor for damages resulting from the termination of a lease of real property); (xiii) exceeds (A) the compensation provided by an employment contract, without acceleration, for one year following the earlier of (x) the Petition Date or (y) the date on which the employer directed the employee to terminate, or such employee terminated, performance under such contract; plus (B) any unpaid compensation due under such contract, without acceleration, on the earlier of such dates (to the extent such Claim is the Claim of an employee for damages resulting from the termination of an employment contract, such Claim); (xiv) results from a reduction, due to late payment, in the amount of an otherwise applicable credit available to the Debtor in connection with an employment tax on wages, salaries, or commissions earned from any such Debtor; (xv) relates to a Proof of Claim that is not timely Filed or deemed timely Filed pursuant to the Plan, the Bankruptcy Code or any Final Order or other applicable law, except to the extent tardily filed as permitted under Section 726(a)(1), Section 726(a)(2) or Section 726(a)(3) of the Bankruptcy Code or under the Bankruptcy Rules; (xvi) the Claimholder is a Person or Entity from which property is recoverable under Sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under Sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, unless Person, Entity or transferee has paid the amount, or turned over any such Property, for which Person, Entity or transferee is liable under Section 522(i), 542, 543, 550, or 553 of the Bankruptcy Code; (xvi) is for reimbursement or contribution that is contingent as of the time of allowance or disallowance of such Claim; or (xvii) is a Subordinated Unsecured Claim. In each case a Disallowed Claim or a Disallowed Interest is disallowed only to the extent of disallowance, withdrawal, reclassification, expungement, subordination or estimation.

        “Disallowed Claim” means a Claim, or any portion thereof, that is Disallowed.

        “Disallowed Interest” means an Interest, or any portion thereof, that is Disallowed.

        “Disbursing Agent” means the Debtor, Reorganized Debtor or such other Entity that is designated by the Debtor or the Reorganized Debtor to make disbursements in accordance with the Plan.

        “Disclosure Statement” means the Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Chapter 11 Plan of Reorganization Proposed by Met-Coil Systems Corporation and Mestek, Inc, as Co-Proponents, dated November 5, 2003, including all exhibits, appendices, schedules and annexes attached thereto, as submitted by the Debtor pursuant to Section 1125 of the Bankruptcy Code and approved by the Bankruptcy Court, as such Disclosure Statement may be altered, amended, supplemented or modified from time to time, prepared and distributed in accordance with Sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rule 3018.

        “Disputed” means with respect to a Claim, any Claim that is a Disputed Claim.

        “Disputed Claim” means any Claim that has not been Allowed by a Final Order as to which (a) a Proof of Claim has been timely Filed with the duly appointed claims agent, or is deemed timely Filed pursuant to the Plan, the Bankruptcy Code, applicable law or order of the Bankruptcy Court, and (b) an Objection to such Claim has been or may be timely Filed or deemed Filed under applicable law by the Debtor, the Reorganized Debtor or any other party in interest and any such Objection has not been (i) withdrawn, (ii) overruled or denied by a Final Order or (iii) granted by a Final Order. For purposes of the Plan, a Claim that has not been Allowed by a Final Order shall be considered a Disputed Claim, whether or not an Objection has been or may be timely Filed, to the extent (A) the amount of the Claim specified in the Proof of Claim exceeds the amount of any corresponding Claim listed in the Schedules, (B) the classification of the Claim specified in the Proof of Claim differs from the classification of any corresponding Claim listed in the Schedules, (C) any corresponding Claim has been listed in the Schedules as zero or as Disputed, contingent or unliquidated, (D) no corresponding Claim has been listed in the Schedules or (E) such Claim is reflected as zero or as unliquidated or contingent in the Proof of Claim Filed in respect thereof.

        “Distribution Date” means, when used with respect to an Allowed Class 4.1 Claim or Allowed Class 4.2 Claim, a date other than an Initial Distribution Date on which distributions to holders of Allowed Class 4.1 Claims or Allowed Class 4.2 Claims are to be made. A Distribution Date shall occur on the last Business Day of the Calendar Quarter.

        “Distribution Record Date” means the record date established by order of the Bankruptcy Court for purposes of determining Claimholders which will receive distributions under the Plan on account of such Claims.

        “Distribution Reserve” means a reserve established to receive and hold, in one or more segregated accounts to be established by the Disbursing Agent, Cash, if any, for distribution to any Disputed General Unsecured Claimholders pending resolution of their respective Disputed General Unsecured Claims.

        “Effective Date” means the Business Day following the date on which all conditions to consummation set forth in Article XI have been satisfied or waived, if such conditions may be waived as set forth in Article XI of the Plan.

        “Entity” includes any Person, Estate, trust, Governmental Unit and the United States Trustee.

        “Environmental Claims” means the Governmental Remediation Claims and any other Claims (other than TCE Claims) against Met-Coil or the Met-Coil Affiliates arising out of a violation of or obligation or liability under one or more Environmental Laws.

        “Environmental Laws” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including, without limitation, (a) CERCLA; (b) RCRA; (c) the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251-1387; (d) the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701-2761; (e) the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2692; (f) the Clean Air Act, 42 U.S.C. §§ 7401-7671q; (g) the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j-26; (h) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101-5127; (i) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136-136y; (j) all other laws (including common law) and regulations of or promulgated by any Governmental Unit relating to air pollution, water pollution, noise control and/or the handling, discharge, existence, disposal or recovery of on-site or off-site hazardous, toxic or dangerous waste, substances or materials, as each of the foregoing may be amended from time to time; and (k) all analogous state or local statutes and regulations, ordinances, rules, orders, notices of violation, requests, demands and requirements issued or promulgated by such Governmental Units in connection with such statutes, rules or regulations and any common law doctrine, including negligence, nuisance, trespass, personal injury or property damage relating to or arising out of the Release of or exposure to the forgoing.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as codified in title 29 of the United States Code, 29 U.S.C. § 1001-1461.

        “Estate” means the estate created pursuant to Section 541 of the Bankruptcy Code upon commencement of the Chapter 11 Case.

        “Exculpated Person” means the Debtor, the Reorganized Debtor, the Met-Coil Affiliates and their respective Representatives.

        “File, Filed or Filing” means file, filed or filing with the Bankruptcy Court in the Chapter 11 Case; provided, however, that with respect to Proofs of Claim only, Filed shall mean delivered and received in the manner provided in the order approving the Bar Date or the order approving the Administrative Claims Bar Date.

        “Final Decree” means the final decree entered by the Bankruptcy Court after the Effective Date with respect to the Reorganized Debtor, pursuant to Section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022.

        “Final Order” means an order, ruling, judgment, or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other court of competent jurisdiction, the operation or effect of which has not been reversed, vacated, stayed, modified or amended and as to which (i) the time to appeal or petition for review, rehearing, certiorari, reargument or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument or retrial is pending or (ii) any appeal or petition for review, rehearing, certiorari, reargument or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument or retrial can be taken or granted.

        “Formtek” means Formtek, Inc., the Debtor’s direct parent corporation.

        “Future Demand” means a demand for payment, present or future, that (i) was not a Claim during the Chapter 11 Case; (ii) arises out of the same or similar conduct or events that gave rise to the Claims addressed by the TCE Channeling Injunction; and (iii) pursuant to this Plan, is to be paid by the TCE Trust.

        “Future TCE Claimants” means, as of the Petition Date, any then-unknown holders of Unasserted Claims.

        “General Unsecured Claim” means any Claim other than Unclassified Claims, a Class 1 Claim, Class 2 Claim, Class 3.1 Claim, Class 3.2 Claim, Class 4.2 Claim, Class 4.3 Claim, Class 4.4 Claim, Class 5.1 Claim, Class 5.2 Claim, Class 5.3 Claim, Class 6.1 Claim, Class 6.2 Claim, Class 6.3 Claim or Class 7 Claim, including, but not limited to: (a) any Claim arising from the rejection of an executory contract or unexpired lease under Section 365 of the Bankruptcy Code, and (b) any Deficiency Claim.

        “Governmental Remediation Claims” means any and all Claims by or against a Governmental Unit relating to environmental compliance, remediation, cleanup, or decommissioning of the Lockformer Site or for indemnification or contribution thereof, including any contamination of the Lockformer Site or the surrounding area.

        “Governmental Units” means (A) the United States, any state, commonwealth, district, territory, municipality, foreign service, department, or agency, (B) any instrumentality of the United States (but not a United States Trustee while serving as a trustee in a case under the Bankruptcy Code), a state, a commonwealth, a district, a territory, a municipality, or a foreign state; or (C) other foreign or domestic government.

        “Hazardous Materials” means any “hazardous substance” including all “hazardous wastes” as defined in RCRA, or any Illinois state equivalent, or regulations adopted pursuant to said Act, and any “hazardous substances” or “hazardous materials” as defined in CERCLA, or regulations adopted pursuant to such Act or any Illinois state equivalent.

        “Honeywell” means Honeywell International, Inc. and its predecessors, including AlliedSignal, and Baron-Blakeslee, Inc., and each respective Entity’s predecessors, successors, officers, directors, shareholders, subsidiaries, divisions, Affiliates, merged or acquired companies or operations or assignees.

        “Honeywell Claims” means any and all Claims of Honeywell, including those arising in connection with the Honeywell Indemnity Agreement and those asserting that the separate existence of Met-Coil, Mestek and Formtek should be disregarded.

        “Honeywell Indemnity Agreement” means that certain Settlement, Release, and Indemnity Agreement dated December 6, 1994, by and between Lockformer and AlliedSignal on behalf of itself and its successors (including Honeywell), including any amendments.

        “Honeywell TCE Trust Contribution” means the Cash, if any, transferred by Honeywell to the TCE Trust on the Effective Date of the Plan in an amount sufficient to fund, on a present-value basis, the obligations of the TCE Trust to Future TCE Claimants holding Class 5.2, Class 5.3, Class 6.2 and Class 6.3 Claims (as determined by the Legal Representative).

        “HVAC” means heating, ventilation and air conditioning.

        “IEPA” means the Illinois Environmental Protection Agency.

        “Illinois Actions” means collectively, (a) the Mejdrech Litigation; (b) the Schreiber Litigation; (c) the Personal Injury Actions; (d) the DeVane Action; (e) the AG Action; and (f) any other actions pending against Met-Coil or any of the Met-Coil Affiliates, relating, in any way, to TCE.

        “Illinois Actions Defendants” means Met-Coil, Mestek, Formtek and their respective current and former officers, directors and employees.

        “Illinois AG” means the Illinois Attorney General.

        “Illinois District Court” means the United States District Court for the Northern District of Illinois.

        “Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

        “Indemnified Person” means the Debtor on or before the Effective Date and its then-current officers, directors, employees, consultants, agents, advisors, members, attorneys, accountants, financial advisors, other representatives and Professionals.

        “Insider” means (i) any director of the Debtor; (ii) any officer of the Debtor; (iii) any Person in control of the Debtor; (iv) any partnership in which the Debtor is a general partner; (v) any general partner of the Debtor; or (vi) any relative of a general partner, director, officer or person in control of the Debtor.

        “Insurance Actions” means any Claim, Cause of Action or right of the Debtor or the Reorganized Debtor against any Insurance Company arising from or related to (a) any such Insurance Company’s failure to provide or pay Insurance Coverage, (b) the refusal of any Insurance Company to defend, compromise or settle any TCE Claim under or pursuant to any Insurance Policy for TCE Claims, or (c) the interpretation or enforcement of the terms of any Insurance Policy for TCE Claims with respect to any TCE Claim.

        “Insurance Assets” means, collectively, the Insurance Coverage, Insurance Recoveries, Insurance Actions, Insurance Policies for TCE Claims and Insurance Rights.

        “Insurance Companies” means insurance companies or insurance brokers respective predecessors, successors, officers, directors, shareholders, subsidiaries, divisions, Affiliates, merged or acquired companies or operations or assignees that have issued Insurance Policies to Met-Coil or the Met-Coil Affiliates.

        “Insurance Coverage” means any insurance coverage, not reduced to Cash settlement, available for the payment to or reimbursement of the Debtor or the Reorganized Debtor for liability, indemnity or defense costs with respect to any TCE Claim.

        “Insurance Policy” means any insurance policy in effect at any time on or before the Effective Date which may afford the Debtor defense, indemnity or insurance coverage, for any Claim (other than TCE Claims which are covered under the definition of Insurance Policies for TCE Claims).

        “Insurance Policies for TCE Claims” means any insurance policy in effect at any time on or before the Effective Date which may afford the Debtor defense, indemnity or insurance coverage, for any Claim that has been or that may be made with respect to any TCE Claim.

        “Insurance Recoveries” means (a) certain Cash derived from and paid pursuant to Contributor Settlement Agreements entered into on or prior to the Confirmation Hearing, (b) all Cash paid to the Debtor or the Reorganized Debtor from Insurance Actions, and (c) the right to receive the proceeds or benefits of any Insurance Policies for TCE Claims, Insurance Action and any Insurance Rights.

        “Insurance Recovery and Contribution Action Agreement” means the agreement to be dated the Effective Date between the Reorganized Debtor and Mestek providing for (a) the transfer and assignment by the Reorganized Debtor of any and all proceeds of the Contribution Actions to Mestek and (b) the right of Mestek to receive from the Reorganized Debtor all proceeds paid to Reorganized Debtor under any Insurance Policy with respect to the Insurance Actions in accordance with Section 7.10 of the Plan and substantially in the form annexed as Exhibit 7 to the Plan.

        “Insurance Rights” means any and all rights, titles, privileges, interests, claims, demands or entitlements of the Debtor to any proceeds, payments, initial or supplemental dividends, scheme payments, supplemental scheme payments, causes of action, and choses in action arising under or attributable to any Insurance Policies for TCE Claims, whether now existing or hereafter arising, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent, including: (a) any and all rights of the Debtor to pursue or receive payments under any Insurance Policy for TCE Claims, whether for liability, defense or otherwise; (b) any and all rights of the Debtor to pursue or receive payments under any Insurance Policy for TCE Claims from any domestic or foreign insolvent Insurance Company, whether in receivership, liquidation, rehabilitation, run-off, scheme of arrangement, or any other form of proceeding; and (c) any and all rights of the Debtor to pursue or receive payments under any Insurance Policy for TCE Claims from any state insurance guaranty association in connection with any state insurance guaranty association statute.

        “Initial Distribution Date” means the Effective Date or as soon as reasonably practicable thereafter on which the first distribution, as applicable, of Cash is made to the holders of Allowed Class 4.1 Claims.

        “Intercompany Claims” means all Claims held by the Debtor against any Met-Coil Affiliate, including, without limitation, all derivative Claims asserted by or on behalf of the Debtor against any Met-Coil Affiliate.

        “Interests” means any and all equity interests, ownership interests or shares in the Debtor and issued by the Debtor (its predecessors) as of the Petition Date (including, without limitation, all securities, capital stock, stock certificates, common stock, preferred stock, partnership interests, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtor, interests in the Debtor’s stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtor or obligating the Debtor to issue, transfer or sell any shares of capital stock) whether or not certificated, transferable, voting or denominated “stock” or a similar security.

        “Interestholder” means the holder of an Interest.

        “IPI” means Iowa Precision Industries, Inc., a division of Met-Coil.

"LeClercq Class Action" means that certain class action filed in the Illinois District Court entitled LeClercq v. Lockformer, et al, (Case No. 00 C 7164).

        “LeClercq Contribution Action” means that certain third-party plaintiff complaint captioned Teresa LeClercq, et al. v. The Lockformer Company, et al. (Case No. 00 C 7164) filed by Lockformer on May 31, 2002 in the Illinois District Court seeking claims for contribution against the LeClercq Contribution Third-Party Defendants.

        “LeClercq Contribution Third-Party Defendants” means the third-party defendants in connection with the LeClercq Contribution Action including the following Entities: Arrow Gear Company, Ames Supply Co., Bison Gear, Dynagear, Inc., Flexible Steel Lacing Com., Magnetrol International, Inc., Molex Incorporated, Morey Corporation, Rexnord Corporation, Tricon Industries and Lindy Manufacturing Company.

        “Legal Representative” means Eric D. Green (or any court-appointed successor) as appointed pursuant to the Legal Representative Order and as provided for in the TCE Trust serving in a fiduciary capacity, representing the interests of the Future TCE Claimants, for the purpose of protecting the rights of persons who might subsequently assert Unasserted Claims against the Debtor, Mestek, Formtek or any other Met-Coil Affiliate.

        “Legal Representative Order” means the Order of the Bankruptcy Court entered on October 20, 2003, appointing the Legal Representative.

        “Liens” means, with respect to any asset or Property (or the rents, revenues, income, profits or proceeds therefrom), and in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise: (a) any and all mortgages, liens, pledges, attachments, charges, leases evidencing a capitalizable lease obligation, conditional sale or other title retention agreement, or other security interest or encumbrance or other legally cognizable security devices of any kind in respect of any asset or Property, or upon the rents, revenues, income, profits or proceeds therefrom; or (b) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of debt or performance of any other obligation in priority to the payment of general unsecured Creditors; provided, however, that a lien that has or may be avoided pursuant to any Avoidance Action shall not constitute a Lien hereunder.

        “Liquidation Analysis” means the Debtor’s liquidation analysis attached to the Disclosure Statement as Exhibit D.

        “Lockformer” means the Lockformer Company, a division of Met-Coil.

        “Lockformer Site” means the approximately 18.6 acre parcel of land owned by the Debtor and located in Lisle, Illinois.

        “Master Services Agreement” means collectively that certain Master Services Agreement by and between Mestek and the Debtor and that certain Master Services Agreement by and between Formtek and the Debtor, both of which the Bankruptcy Court approved on October 20, 2003.

        “Mejdrech Class” means the named plaintiffs and class in the Mejdrech Litigation.

        “Mejdrech Contribution Action” means that certain third-party plaintiff complaint captioned Theresa Mejdrech, et al. v. Met-Coil Systems Corporation, et al. (Case No. 01 C 6107) filed by Met-Coil July 1, 2003 in the Illinois District Court seeking claims for contribution against the Mejdrech Contribution Third-Party Defendants.

        “Mejdrech Contribution Third-Party Defendants” means the third-party defendants in connection with the Mejdrech Contribution Action including the following Entities: LeClercq Contribution Third-Party Defendants and Precision Brand, Downer’s Grove Sanitary District and Scot Incorporated.

        “Mejdrech Hook-Up Costs” means the costs of providing members of the Mejdrech Class with city water hook-ups or other clean water provision such as bottled water or a water filtration system.

"Mejdrech Litigation" means that certain action captioned as Mejdrech, et al. v. The Lockformer Company, et al. (Case No. 01 C 6107), pending in the Illinois District Court against Met-Coil, Honeywell and Mestek as defendants.

        “Mejdrech/Schreiber Settlement Agreement” means the agreement reached in principle by and between Met-Coil, Mestek, the Mejdrech Class and Schreiber that forms the basis of the treatment of the Mejdrech Class and Schreiber under the Plan and that was summarized in a letter agreement dated August 29, 2003.

      “Mestek” means Mestek, Inc.

        “Mestek Notes” means, collectively, (a) that certain Demand Revolving Credit Note in the principal amount of $2,500,000 dated December 30, 2002 by and between the Debtor and Mestek, and (b) that certain Promissory Term Note in the amount of $4,500,000 dated December 30, 2002 by and between the Debtor and Mestek.

        “Mestek Purchase Transaction” means the acquisition and related transactions by which Mestek indirectly acquired Met-Coil in or about June 2000.

        “Mestek Prepetition Secured Claim” means, as of the Effective Date, the aggregate of: (a)(i) the unpaid principal and accrued and unpaid interest owing as of the Petition Date in respect of the Secured Loan Agreement and the Mestek Notes plus (ii) the interest on all such unpaid principal and interest from the Petition Date to the Effective Date; and (b) all amounts to which Mestek is entitled for reasonable fees, costs and charges approved by the Bankruptcy Court under Section 506 of the Bankruptcy Code.

        “Mestek Unsecured Claim” means any and all General Unsecured Claims held by Mestek against the Debtor.

        “Met-Coil” means Met-Coil Systems Corporation, including its divisions, Lockformer and IPI.

        “Met-Coil Affiliates” means Mestek, Formtek and each of their respective former, current and future predecessors and Affiliates, and their respective members, officers, directors, shareholders, employees, consultants, agents, advisors, members, attorneys, accountants, financial advisors, other representatives and professionals, in their official and individual capacities, successors, executors, administrators, heirs and assigns.

        “Met-Coil Pension Plan” means all of the Met-Coil Systems Corporation pension plan (whether frozen or not) included on Exhibit 3 to the Plan.

        “Miscellaneous Secured Claims” means any and all Secured Claims other than Class 3.2 Claims.

        “New Common Stock” means the shares of Common Stock of the Reorganized Debtor to be issued on the Effective Date to the Winning Plan Sponsor.

        “Non-Compensatory Damages” means any and all damages awarded or that could be awarded by a court of competent jurisdiction that are penal in nature, including, without limitation, punitive, punitory, exemplary, vindictive, imaginary or presumptive damages and any Claims or a portion thereof for any fine, penalty, forfeiture, attorneys’ fees (to the extent such attorneys’ fees are punitive in nature), or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture, attorneys’ fees or damages does not constitute compensation for the Claimholder’s actual pecuniary loss.

        “Non-TCE Claims” means Claims other than TCE Claims.

        “Objection” means any objection, application, motion, complaint or any other legal proceeding seeking, in whole or in part, to Disallow, determine, liquidate, classify, reclassify or establish the priority, expunge, avoid, subordinate, estimate or otherwise limit recovery with respect to any Claim (including the resolution of any request for payment of any Administrative Claim) or Interest other than a Claim or an Interest that is Allowed.

        “PBGC” means the Pension Benefit Guaranty Corporation.

        “Person” means any individual, partnership, or corporation, but does not include Governmental Units, except that a Governmental Unit that (A) acquires an asset from a Person (i) as a result of the operation of a loan guarantee agreement or (ii) as receiver or liquidating agent of a Person, (B) is a guarantor of a pension benefit payable by or on behalf of the Debtor or an affiliate of the Debtor, or (C) is the legal or beneficial owner of an asset of (i) an employee pension benefit plan that is a governmental plan, as defined in Section 414(d) of the Internal Revenue Code of 1986 or (ii) an eligible deferred compensation plan, as defined in Section 457(b) of the Internal Revenue Code of 1986; shall be considered, to be a Person with respect to such asset or such benefit.

        “Personal Injury Actions” means the five personal injury/wrongful death actions pending before Judge James B. Zagel in the Illinois District Court including Pelzer and Pepping v. Lockformer, et al. (Case No. 01-C-6485), Meyer v. Lockformer, et al. (Case No. 02-C-2672), Wroble v. Lockformer, et al. (Case No. 02-C-4992), Hallmer v. Lockformer, et al. (Case No. 02-6-7066) and Ehrhart v. Lockformer, et al. (Case No. 02-CV-7068).

        “Petition Date” means August 26, 2003, the date on which the Debtor Filed its chapter 11 petition for relief commencing the Chapter 11 Case.

        “Plaintiffs” means the Mejdrech Class and Anne Schreiber.

        “Plan” means this Chapter 11 Plan of Reorganization Proposed by Met-Coil Systems Corporation and Mestek, Inc. as Co-Proponents, dated November 5, 2003, including all exhibits, appendices, schedules and annexes, if any, attached hereto including the Plan Supplement, as submitted by the Debtor, as such Plan may be altered, amended, supplemented or modified from time to time in accordance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Confirmation Order and the terms and conditions of Section 14.03 of the Plan.

        “Plan Supplement” means any and all exhibits, lists or schedules not Filed with the Plan or the Disclosure Statement to be Filed by the Debtor in a separate volume with the Bankruptcy Court not later than five (5) Business Days prior to the commencement of the Confirmation Hearing or such other date as the Bankruptcy Court may establish.

        “Potential Alternative Plan Sponsor” means any Entity, other than Mestek, that desires to make an Alternative Proposal that satisfies the eligibility requirements of Section 7.01(a)(i), Section 7.01(a)(ii), Section 7.01(a)(iii), Section 7.01(a)(iv) and Section 7.01(a)(v) of the Plan.

        “Preliminary Injunction Motion” means the Motion for Immediate and Preliminary Injunction that the AG Plaintiffs filed in the AG Action.

        “Prepetition Lender Claims” means the all Claims, Causes of Action and Avoidance Actions of the Debtor against Mestek (whether in its capacity as a lender to the Debtor prior to the Petition Date or otherwise) which the Debtor may investigate and, if appropriate, prosecute, including claims seeking to (i) disallow the Mestek Prepetition Secured Claims; (ii) avoid any security or collateral interest in the assets of the Debtor claimed by Mestek; (iii) modify the amount, validity, priority or extent of Mestek’s prepetition liens or the prepetition claims; or (iv) provide any other relief of any type or nature whatsoever, legal or equitable, against Mestek or otherwise permitting recovery from Mestek on account of its relationship with the Debtor arising under, relating to or in connection with the prepetition financing.

        “Priority Claims” means Priority Tax Claims and Priority Non-Tax Claims.

        “Priority Non-Tax Claim” means any and all Claims given priority in payment pursuant to Sections 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6), 507(a)(7) or 507(a)(9) of the Bankruptcy Code.

        “Priority Tax Claim” means any and all Claims given priority in payment pursuant to Section 502(i) and Section 507(a)(8) of the Bankruptcy Code.

        “Professionals” means any professional employed in the Chapter 11 Case pursuant to Sections 327, 328 or 1103 of the Bankruptcy Code or to be compensated pursuant to Sections 327, 328, 330, 331, 503(b)(2) or (4) or 1103 of the Bankruptcy Code.

        “Professional Claim” means a Claim for compensation and/or reimbursement of expenses pursuant to Sections 327, 328, 330, 331 or 503(b) of the Bankruptcy Code relating to services incurred on and after the Petition Date and prior to and including the Effective Date in connection with an application made to the Bankruptcy Court in the Chapter 11 Case.

        “Projections” means the Debtor’s financial projections attached to the Disclosure Statement as Exhibit E.

        “Proof of Claim” means any proof of Claim Filed with the duly appointed claims agent with respect to the Debtor pursuant to Bankruptcy Rules 3001 or 3002.

        “Proof of Interest” means any proof of interest filed with the Bankruptcy Court or its duly appointed claims agent with respect to the Debtor pursuant to Bankruptcy Rule 3002.

        “Property” means all assets or property of the Estate of any nature whatsoever, real or personal, tangible or intangible, including contract rights, accounts and Avoidance Actions, Recovery Actions and Causes of Action (whether direct or derivative), previously or now owned by the Debtor, or acquired by the Estate, as defined in Section 541 of the Bankruptcy Code.

        “Protected Party” means (a) the Debtor; (b) the Reorganized Debtor; (c) the Met-Coil Affiliates; (d) the Legal Representative; (e) the Settling Contributors; (f) the TCE Trust; (g) the Trustees; (h) the Releasees; (i) the Representatives; (j) any Entity that, pursuant to this Plan or otherwise after the Effective Date, becomes a direct or indirect transferee of, or successor to, the Debtor, the Reorganized Debtor, the Met-Coil Affiliates, the Settling Contributors, the TCE Trust, the Trustees, the Releasees or the Representatives (but only to the extent that liability is asserted to exist as a result of its becoming such a transferee or successor); (k) any Entity that, pursuant to this Plan or otherwise after the Effective Date, makes a loan to the Debtor, the Reorganized Debtor, the Legal Representative, the Met-Coil Affiliates, the Settling Contributors, the TCE Trust, the Trustees, the Releasees or the Representatives (but only to the extent that liability is asserted to exist as a result of its becoming such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired); and (l) each of the respective past, present, and future Affiliates, predecessors and Representatives of each of the Debtor, the Reorganized Debtor, the Met-Coil Affiliates, the Legal Representative, the Settling Contributors, the TCE Trust, the Trustees, the Releasees and the Representatives, to the extent he, she, or it is or may be alleged to be directly or indirectly liable for any Released Claims.

        “Pro Rata Share” means, with respect to any distribution to a Class under the Plan, proportionate sharing pursuant to which the ratio of the amount distributed on account of an Allowed Claim to the amount of such Allowed Claim is the same as the ratio of the total amount distributed to such Class to the total amount of all Allowed Claims and remaining Disputed Claims in such Class.

        “PRP” means a “potentially responsible party” within the meaning of Section 107 of CERCLA including, but not limited to, Contribution Third-Party Defendants and each such Entity’s predecessors, successors, officers, directors, shareholders, subsidiaries, divisions, Affiliates, merged or acquired companies or operations or assignees.

        “PRP Actions” means any Claim, Cause of Action or right of contribution or indemnity of the Debtor or the Reorganized Debtor, including, but not limited to, the Contribution Actions, against any PRP arising from or related to payments made by the Debtor (whether prior to the Petition Date or on or after the Petition Date) or to be made by the Debtor or the Reorganized Debtor to the TCE Trust for the benefit of TCE Claimholders.

        “Qualified Alternative Plan Proposal” means an Alternative Restructuring Proposal that satisfies all of the requirements of Section 7.01(b) of the Plan.

        “Qualified Alternative Plan Sponsor” means any Entity that timely submits an Alternative Restructuring Proposal on or before the Alternative Restructuring Proposal Deadline and satisfies the requirements of Section 7.01(a) of the Plan.

        “Qualified Bidder” means (i) a Qualified Alternative Plan Sponsor who submitted the Qualified Alternative Plan Proposal and (ii) Mestek.

        “RCRA” means the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, as codified in title 42 of the United States Code, 42 U.S.C. §§ 6901-6992k.

        “Recovery Actions” means any and all Causes of Action, Avoidance Actions or Claims (whether direct or derivative) including, but not limited to any legal or equitable theories, Claims, Intercompany Claims or actions of recovery: (i) seeking to extend liability to Mestek, Formtek or any other Met-Coil Affiliate under alter-ego, corporate-veil, vicarious liability, unity-of-interest, owner-operator, de facto-merger, substantive-consolidation theories, CERCLA or RCRA, whether asserted against Mestek, Formtek or any Met-Coil Affiliate in the Illinois Actions or otherwise; (ii) arising out of the ownership or operation of the Debtor as of and following the Mestek Purchase Transaction; (iii) arising out of illegal distributions or similar theories of liability; (iv) based on unjust enrichment; (v) for breach of fiduciary duty, mismanagement, malfeasance or, to the extent they are Claims or Causes of Action of the Debtor, fraud; (vi) relating to the provision of director and officer liability insurance or indemnification; (vii) arising out of any contracts or other agreements between or among the Debtor and any of the Illinois Actions Defendants; (viii) for vicarious liability or any other joint or several liability that any Illinois Actions Defendant may have in respect of any obligation that is the basis of a Claim against the Debtor; (ix) any other Claims or Causes of Action arising out of or related in any way to the Mestek Purchase Transaction that are based on an injury that affects or affected the Debtor or its creditors generally; (x) any other Claims or Causes of Action that Met-Coil or any of its creditors, shareholders, affiliates, successors, assigns, officers, directors, representatives or agents may have against Mestek, Formtek or any other Met-Coil Affiliates and (xi) the Prepetition Lender Claims.

        “Reinstated or Reinstatement” means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Claimholder so as to leave such Claim Unimpaired in accordance with Section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the Claimholder to demand or receive accelerated payment of such Claim after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the Claimholder for any damages incurred as a result of any reasonable reliance by such Claimholder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitled the Claimholder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence or which prohibit certain transactions or actions contemplated by the Plan, or conditioning such transactions or action on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

        “Released Claims” means (i) any TCE Property Damage Claims or TCE Personal Injury Claims and (ii) Contingent Claims against any of the Protected Parties for liability, if any, otherwise arising from the future payment by the Debtor, the Reorganized Debtor, Mestek, Formtek, any other Met-Coil Affiliate or the TCE Trust in potential derogation of the lien rights or rights of subrogation held with respect to the Claims of any direct Claimant against any Protected Parties, including, without limitation, (a) those for death or personal injuries, including emotional distress, (b) those of any Entity against whom any Claim, demand, proceedings, suit or cause of action based upon or in any manner arising from or relating to any of the matters enumerated or described herein has been or may be asserted (including without limitation, rights of indemnity, whether contractual or otherwise, contribution Claims and subrogation Claims), (c) those for damages, including Non-Compensatory Damages, (d) those for attorneys’ fees and other expenses, fees or costs, (e) those for any possible economic loss, and (f) those for any equitable loss.

        “Releasees” means (a) Met-Coil, (b) the Met-Coil Affiliates; and (c) the Settling Contributors (to the extent released by the Debtor or the Reorganized Debtor under the Contributor Settlement Agreements with such Settling Contributors).

        “Replacement Liens” has the meaning given it in the DIP Order.

        “Representatives” means with respect to any Entity, the Affiliates, former, current and future members, officers, directors, shareholders, employees, consultants, agents, advisors, attorneys, accountants (including independent certified public accountants), financial advisors, or other representatives and Professionals of that Entity.

        “Reorganized Debtor” means Met-Coil, on and after the Effective Date.

        “Restructuring Documents” means the documents related to the Restructuring Transactions or the Alternative Restructuring Transaction, as applicable, and any and all exhibits, schedules, instruments or other documents created or executed pursuant thereto.

        “Restructuring Transactions” means, in the event Mestek is the Wining Plan Sponsor, the purchase by Mestek of the New Common Stock, the Insurance Assets and the Contribution Actions in exchange for the Restructuring Transaction Consideration.

        “Restructuring Transaction Consideration” means, in the event Mestek is the Winning Plan Sponsor, the aggregate amounts to be paid or assumed by Mestek in the Restructuring Transactions including (i) the Capital Contribution; (ii) the guaranty of the environmental liabilities of the Debtor as provided in Section 7.16 of the Plan; and (iii) the Mejdrech Hook-Up Costs (to the extent unpaid as of the Effective Date).

        “Schedules” means the schedules, statements and lists Filed by the Debtor with the Bankruptcy Court pursuant to Section 521(1) of the Bankruptcy Code and Bankruptcy Rule 1007, if such documents are Filed, as they have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court prior to the entry of the Final Order.

        “Schreiber Litigation” means that certain action captioned as Schreiber v. Lockformer, et al., (Case No. 02 C 6097), currently pending in the Illinois District Court.

        “SEC” means the United States Securities and Exchange Commission.

        “Secured Claim” means any prepetition Claim that is (a) secured in whole or part, as of the Petition Date, by a Lien which is valid, perfected and enforceable under applicable law on Property on which the Estate has an interest and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, or (b) subject to setoff under Section 553 of the Bankruptcy Code, but, with respect to both clause (a) and (b), only to the extent of each such Estate’s interest in the value of the assets or Property securing any such Claim or the amount subject to setoff, as the case may be.

        “Secured Loan Agreement” means that certain Loan Agreement dated as of December 30, 2002 by and between the Debtor and Mestek.

        “Settling Contributors” means the Settling Insurers and the Settling PRPs.

        “Settling Insurers” means (A) the Insurance Companies identified on Exhibit 5 to the Plan that have reached settlements with the Debtor (before the Confirmation Date) for the payment to or reimbursement of the Debtor for liability, indemnity or defense costs arising from or related to TCE Claims under any Insurance Policy in exchange for the benefits of the TCE Channeling Injunction as extended to Settling Insurers; and (B) the Insurance Companies that agree with the Debtor (after the Confirmation Date but before the Effective Date) or the Reorganized Debtor (on or after the Effective Date) for the payment to or reimbursement of the Debtor or Reorganized Debtor (as applicable) for liability, indemnity or defense costs arising from or related to TCE Claims under any Insurance Policy in exchange for the benefits of the TCE Channeling Injunction as extended to Settling Insurers.

        “Settling PRPs” means (A) the PRPs identified on Exhibit 5 hereto that have reached settlements with the Debtor (before the Confirmation Date) for any payments to the Debtor with respect to any PRP Actions in exchange for the benefits of the TCE Channeling Injunction as extended to PRPs; and (B) the PRPs that agree with the Debtor (after the Confirmation Date but before the Effective Date) or the Reorganized Debtor (on or after the Effective Date) for the payment to the Debtor or Reorganized Debtor (as applicable) with respect to any PRP Actions in exchange for the benefits of the TCE Channeling Injunction as extended to Settling PRPs.

        “Solicitation” means the solicitation by the Debtor that includes the Disclosure Statement and related materials and, where appropriate, the Ballots.

        “Subordinated Unsecured Claim” means (A) a Claim or portion thereof for any Non-Compensatory Damages; (B) a Claim or portion thereof that is subject to subordination under (i) Section 510(b) of the Bankruptcy Code, including, without limitation, any Claim that arises from the rescission of a purchase or sale of a Security of the Debtor or for damages arising from the purchase or sale of such a Security, or for reimbursement, indemnification, or contribution allowed under Section 502 of the Bankruptcy Code on account of such Claim, (ii) Section 510(c) of the Bankruptcy Code or (iii) Section 509 of the Bankruptcy Code; or (C) the Class 4.4 Claims of Honeywell to the extent Section 3.11(b) is satisfied.

        “Subordinated Claims Order” shall mean either (A) an Order of the Bankruptcy Court in the Chapter 11 Case directing the subordination of Subordinated Unsecured Claims; or (B) if no such order is entered by the Bankruptcy Court prior to Confirmation, the Confirmation Order.

        “Subsidiary” of any specified Entity at any time means any Entity a majority of the Capital Stock of which the specified Entity owns or controls at that time, directly or indirectly through another Subsidiary of the specified Entity.

        “Tax” means any tax, charge, fee, levy, impost or other assessment by any federal, state, local or foreign governmental authority, including, without limitation, income, excise, property, sales, transfer, employment, payroll, franchise, profits, license, use, ad valorem, estimated, severance, stamp, occupation and withholding tax, together with any interest, penalties, fines or additions attributable to, imposed on, or collected by any such federal, state, local or foreign governmental authority.

        “Tax Code” means the Internal Revenue Code of 1986, as codified in title 26 of the United States Code, 26 U.S.C. §§ 1-9833.

        “Tax Rate” means the rate equal to the underpayment rate specified in 26 U.S.C. § 6621 (determined without regard to 26 U.S.C. § 6621(c)) as of the Effective Date.

        “TCE” means trichloroethylene and trichloroethane and its or their parent or daughter products.

        “TCE Channeling Injunctions” means an order or orders entered by the Bankruptcy Court, in accordance with and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under Section 105(a) of the Bankruptcy Code, and to supplement, where necessary, the injunctive effect of the discharge both provided by Sections 1141 and 524 of the Bankruptcy Code and as described in this Article VII, and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under Section 105(a) of the Bankruptcy Code or otherwise, by which any Entity which has held or asserted, which holds or asserts, or which may in the future hold or assert any Claim, Future Demand, or Cause of Action (including, but not limited to, any Released Claims and any claims for Trust Expenses) shall be permanently stayed, restrained and enjoined from taking any action against any Protected Party for the purpose of, directly or indirectly, collecting, recovering, or receiving payments, satisfaction, or recovery with respect to, relating to, arising out of, or in any way connected with any Released Claim, Future Demand, Cause of Action, Unasserted Claim, Interest, or any other Claim whenever and wherever arising or asserted, all of which shall be channeled to the TCE Trust for resolution as set forth in the Claims Resolution Procedures.

        “TCE Claims” means Class 5.1, Class 5.2, Class 5.3, Class 6.1, Class 6.2 and Class 6.3 Claims.

        “TCE Claims Distribution Fund” means the Cash payment in the amount of $_______ to made on the Effective Date by the Reorganized Debtor to the TCE Trust in an amount sufficient to fund distributions to Claimholders in Class 5.2 (if necessary), Class 5.3, Class 6.2 (if necessary) and Class 6.3.

        “TCE Personal Injury Claims” means any and all Claims (including Claims asserted by or on behalf of Claimholders with Unasserted Claims and Subordinated Unsecured Claims), TCE Personal Injury Contribution Claims or Causes of Action, now or hereafter asserted against the Debtor, the Met-Coil Affiliates, any Protected Parties or the TCE Trust by a Person (or as or on behalf of a child, husband, wife or other individual related to or claiming some personal relationship with such Person) for, arising out of, resulting from, or attributable to, directly or indirectly, damages for death, bodily injury, sickness, disease, medical monitoring or other personal injuries (whether physical, emotional or otherwise) to the extent caused or allegedly caused, directly or indirectly, by the presence of or exposure through any pathway, method, material or environmental media (whether prior to or after the Petition Date) to TCE, including, without express or implied limitation, any such Claims or Causes of Action for compensatory damages (such as loss of consortium, fear of future harm, wrongful death, medical monitoring, survivorship, proximate, consequential, general and special damages) and Non-Compensatory Damages, and any Claim or Cause of Action for reimbursement, indemnification, subrogation and contribution relating to a TCE Personal Injury Claim arising or allegedly arising, directly or indirectly, from acts or omissions of the Met-Coil Affiliates (including any acts or omissions that constituted or may have constituted ordinary or gross negligence or reckless, willful, or wanton misconduct of any of the Met-Coil Affiliates, or any conduct for which any of the Met-Coil Affiliates may be deemed to have strict liability under any applicable law). TCE Personal Injury Claims shall not include TCE Property Damage Claims.

        “TCE Personal Injury Contribution Claims” means any and all Claims (including Claims asserted by or on behalf of Claimholders with Unasserted Claims and Subordinated Unsecured Claims) or Causes of Action, now or hereafter asserted against the Debtor, the Met-Coil Affiliates, any Protected Parties or the TCE Trust that is (i) held by (A) any Entity who has been, is or may be a defendant in an action seeking damages for personal injury, including but not limited to, damages for death, bodily injury, sickness, disease, medical monitoring or other personal injuries (whether physical, emotional or otherwise) to the extent caused or allegedly caused, directly or indirectly, by the presence of or exposure (whether prior to or after the Petition Date) to TCE or (B) any assignee, subrogee or transferee of such Entity and (ii) on account of alleged liability by the Debtor for reimbursement, indemnification, subrogation, or contribution of any portion of any damages such Entity has paid or may pay to the plaintiff in any such action.

        “TCE Property Damage Claims” means any and all Claims (including Claims asserted by or on behalf of Claimholders with Unasserted Claims and Subordinated Unsecured Claims), TCE Property Damage Contribution Claims or Causes of Action, now or hereafter asserted against the Debtor, the Met-Coil Affiliates, any Protected Parties or the TCE Trust arising out of, resulting from, or attributable to, directly or indirectly, damage to property, products liability, negligence or similar theories of recovery including but not limited to the diminution in the value thereof or loss of use thereof, or environmental damage or economic loss, the cost of inspecting, maintaining, encapsulating, repairing, decontaminating, removing or disposing of TCE in buildings, water, ground, other structures, or other property arising from the alleged discharge of TCE onto or into the soil of the Lockformer Site, or for which the Debtor is allegedly liable, including, without express or implied limitation, any such Claims or Causes of Action for compensatory damages (such as proximate, consequential, general and special damages) and Non-Compensatory Damages, and any Claim or Cause of Action for reimbursement, indemnification, subrogation, and contribution, including, without limitation, any TCE Property Damage Contribution Claims relating to a TCE Property Damage Claim arising or allegedly arising, directly or indirectly, from acts or omissions of the Met-Coil Affiliates (including any acts or omissions that constituted or may have constituted ordinary or gross negligence or reckless, willful, or wanton misconduct of any of the Met-Coil Affiliates, or any conduct for which any of the Met-Coil Affiliates may be deemed to have strict liability under any applicable law). TCE Property Damage Claims shall not include TCE Personal Injury Claims.

        “TCE Property Damage Contribution Claims” means any and all Claims (including Claims asserted by or on behalf of Claimholders with Unasserted Claims and Subordinated Unsecured Claims) or Causes of Action, now or hereafter asserted against the Debtor, the Met-Coil Affiliates, any Protected Parties or the TCE Trust that is (i) held by (A) any Entity who has been, is or may be a defendant in an action seeking damages for property damage, including but not limited to, the cost of inspecting, maintaining, encapsulating, repairing, decontaminating, removing or disposing of TCE in buildings, water, ground, other structures, or other property or (B) any assignee, subrogee or transferee of such Entity and (ii) on account of alleged liability by the Debtor for reimbursement, indemnification, subrogation, or contribution of any portion of any damages such Entity has paid or may pay to the plaintiff in any such action.

        “TCE Trust” means the trust established by the Reorganized Debtor in accordance with the TCE Trust Agreement.

        “TCE Trust Agreement” means the trust agreement to be dated the Effective Date establishing the terms and conditions of the TCE Trust, substantially in the form annexed hereto as Exhibit 1.

        “TCE Trust Assets” means all of the assets of the TCE Trust, including (i) the TCE Trust Distribution Fund and any income, profits, and proceeds derived therefrom; and (ii) the Honeywell TCE Trust Contribution, if any.

        “Third Party Claim” means any Claim (including, but not limited to, any Released Claim and any claims for Trust Expenses), demand, Future Demand or Cause of Action of any Entity which has held or asserted, which holds or asserts, or which may in the future hold or assert, such Claim, demand, Future Demand or Cause of Action against the Debtor, Met-Coil Affiliates, TCE Trust or Protected Parties based upon, relating to, arising out of, or in any way connected with any TCE Claim or any Released Claim.

        “Trustees” means the Persons appointed pursuant to Section 8.07 of the Plan for the purpose of acting as trustees of the TCE Trust in accordance with the terms and conditions contained in the Trust Documents, the Plan and the Confirmation Order.

        “Trust Advisor” means the Person appointed and serving in accordance with Section 8.08(a) of the Plan and having the powers, duties and obligations set forth in the TCE Trust.

        “Trust Expenses” means any and all costs, taxes, expenses, and any other liabilities imposed upon, assumed by, or in respect of the TCE Trust attributable or allocable to TCE Claims, including, but not limited to (i) Trustee compensation; (ii) employee compensation; (iii) compensation to the Legal Representative and his professionals; (iv) compensation to the Trust Advisor and his professionals; (v) insurance premiums; (vi) legal, accounting and other professional fees and expenses; (vii) overhead; and (viii) disbursements and expenses relating to the implementation of the Claims Resolution Procedures, but excluding payments to holders of TCE Claims on account of such Claims or reimbursements of such payments.

        “Unasserted Claims” means Unasserted TCE Property Damage Claims and Unasserted TCE Personal Injury Claims.

        “Unasserted TCE Personal Injury Claims” means any and all Claims or Causes of Action for personal injuries, whether known or unknown, alleged to have been caused, in whole or in part, by the Debtor or any Protected Party, that were not asserted as of the Petition Date.

        “Unasserted TCE Property Damage Claims” means any and all Claims or Causes of Action for property damages, whether known or unknown, alleged to have been caused, in whole or in part, by the Debtor or any Protected Party, that were not asserted as of the Petition Date.

        “Unclaimed Property” means any distribution of Cash or any other Property made to the holder of an Allowed Non-TCE Claim pursuant to the Plan that (i) is returned to the Disbursing Agent or the Reorganized Debtor as undeliverable (when no timely request for reissuance is made as provided for in Section 4.04 of the Plan) within the later of one (1) year after (x) the Effective Date or (y) the date such distribution is made to such Claimholder.

        “Unclassified Claims” means Administrative Claims and Priority Tax Claims.

        “Unimpaired” means any Claim that is not Impaired.

        “United States Trustee” means the United States Trustee appointed under Section 581(a)(3) of title 28 of the United States Code to serve in the Chapter 11 Case.

        “Unsecured Claims Distribution Cap” means, with respect to each Allowed Class 4.1 Claim, the lesser of: (i) __________ (____%) of such Allowed Class 4.1 Claim; or (ii) such Allowed Class 4.1 Claim’s Pro Rata Share of the Unsecured Claims Distribution Fund.

        “Unsecured Claims Distribution Fund” means the fund to be established on the Effective Date of the Plan to fund distributions to holders of Class 4.1 Claims pursuant to Section 3.08 of the Plan in the amount of $_____________.

        “USEPA” means United States Environmental Protection Agency.

    “U.S.        Trustee’s Fee Claims” means any fees assessed against the Estate pursuant to Section 1930(a)(6) of title 28 of the United States Code.

        “Winning Plan Sponsor” means the Entity that makes the highest and best proposal to consummate and fund the Plan, as determined in accordance with Section 7.01 of the Plan.